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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Louisville Gas and Electric Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 5, 2001

Dear Louisville Gas and Electric Company Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on Wednesday, December 19, 2001 at 2:00 p.m., local time at the Third Floor Assembly Room at the LG&E Building, Third and Main Streets, Louisville, Kentucky.

    Business items to be acted upon at the Annual Meeting are the election of seven directors, the approval of PricewaterhouseCoopers LLP as independent auditors of the Company for 2001 and the transaction of any other business properly brought before the meeting. Additionally, we will report on the progress of LG&E and shareholders will have the opportunity to present questions of general interest.

    We encourage you to read the proxy statement carefully and complete, sign and return your proxy in the envelope provided, even if you plan to attend the meeting. Returning your proxy to us will not prevent you from voting in person at the meeting, or from revoking your proxy and changing your vote at the meeting, if you are present and choose to do so.

    If you plan to attend the Annual Meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. If you wish to attend the meeting but do not have an Admission Ticket, you will be admitted to the meeting after presenting personal identification and evidence of ownership.

    The directors and officers of LG&E appreciate your continuing interest in the business of LG&E. We hope you can join us at the meeting.

                      Victor A. Staffieri
                      Chairman of the Board, President and
                      Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

    The Annual Meeting of Shareholders of Louisville Gas and Electric Company ("LG&E"), a Kentucky corporation, will be held at the Third Floor Assembly Room in the LG&E Building, Third and Main Streets, Louisville, Kentucky, on Wednesday December 19, 2001 at 2:00 p.m., local time. At the Annual Meeting, shareholders will be asked to consider and vote upon the following matters, which are more fully described in the accompanying proxy statement:

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  A proposal to elect three directors for terms expiring in 2002, two directors for terms expiring in 2003 and two directors for terms expiring in 2004;

  2.
  A proposal to approve and ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of LG&E for 2001; and

  3.
  Such other business as may properly come before the meeting.

    The close of business on November 21, 2001 has been fixed by the Board of Directors as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

    You are cordially invited to attend the annual meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE REPLY ENVELOPE AS SOON AS POSSIBLE. Your cooperation in signing and promptly returning your proxy is greatly appreciated.

                      By Order of the Board of Directors,
                      John R. McCall, Secretary
                      Louisville Gas and Electric Company.
                      220 West Main Street
                      Louisville, Kentucky 40202

December 5, 2001

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD DECEMBER 19, 2001

    The Board of Directors of Louisville Gas and Electric Company ("LG&E" or the "Company") hereby solicits your proxy, and asks that you vote, sign, date and promptly mail the enclosed proxy card for use at the Annual Meeting of Shareholders to be held December 19, 2001, and at any adjournment of such meeting. The meeting will be held at the Third Floor Assembly Room of the LG&E Building, Third and Main Streets, Louisville, Kentucky. This proxy statement and the accompanying proxy were first mailed to shareholders on or about December 5, 2001.

    If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend the meeting. Also, please bring the Admission Ticket, which forms the top portion of the form of proxy, to the meeting with you. Shareholders who do not have an Admission Ticket, including beneficial owners whose accounts are held by brokers or other institutions, will be admitted to the meeting upon presentation of personal identification and, in the case of beneficial owners, proof of ownership.

    The outstanding stock of LG&E is divided into three classes: Common Stock, Preferred Stock (without par value), and Preferred Stock, par value $25 per share. At the close of business on November 21, 2001, the record date for the Annual Meeting, the following shares of each were outstanding:

Common Stock, without par value	21,294,223 shares
Preferred Stock, par value $25 per share, 5% Series	860,287 shares
Preferred Stock, without par value, $5.875 Series	250,000 shares
Auction Series A (stated value $100 per share)	500,000 shares

    All of the outstanding LG&E Common Stock is owned by LG&E Energy Corp. ("LG&E Energy"). Based on information contained in a Schedule 13G originally filed with the Securities and Exchange Commission in October 1998, AMVESCAP PLC, a parent holding company, reported certain holdings in excess of five percent of LG&E's Preferred Stock. AMVESCAP PLC, with offices at 1315 Peachtree Street, N.W., Atlanta, Georgia 30309, and certain of its subsidiaries reported sole voting and dispositive power as to no shares and shared voting and dispositive power as to 43,000 shares of LG&E Preferred Stock, without par value, $5.875 Series, representing 17.2% of that class of Preferred Stock. The reporting companies indicated that they hold the shares on behalf of other persons who have the right to receive or the power to direct the receipt of dividends or the proceeds of sales of the shares. No other persons or groups are known by management to be beneficial owners of more than five percent of LG&E's Preferred Stock. As of November 21, 2001, no directors, nominees for director or executive officers of LG&E as a group beneficially owned any shares of LG&E Preferred Stock.

    Owners of record at the close of business on November 21, 2001 of LG&E Common Stock and the 5% Cumulative Preferred Stock, par value $25 per share (the "5% Preferred Stock") are entitled to one vote per share for each matter presented at the Annual Meeting or any adjournment thereof. In addition, each shareholder has cumulative voting rights with respect to the election of directors. Accordingly, in electing directors, each shareholder is entitled to as many votes as the number of shares of stock owned multiplied by the number of directors to be elected. All such votes may be cast for a single nominee or may be distributed among two or more nominees. The persons named as proxies reserve the right to cumulate votes represented by proxies that they receive and to distribute such votes among one or more of the nominees at their discretion.

    You may revoke your proxy at any time before it is voted by giving written notice of its revocation to the Secretary of LG&E, by delivery of a later dated proxy, or by attending the Annual Meeting and voting in person. Signing a proxy does not preclude you from attending the meeting in person.

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    Directors are elected by a plurality of the votes cast by the holders of LG&E's Common Stock and 5% Preferred Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority, broker non-vote or otherwise) have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger percentage of votes.

    The affirmative vote of a majority of the shares of LG&E Common Stock and 5% Preferred Stock represented at the Annual Meeting is required for the approval of the independent auditors and any other matters that may properly come before the meeting. Abstentions from voting on any such matter are treated as votes against, while broker non-votes are treated as shares not voted.

    LG&E Energy owns all of the outstanding LG&E Common Stock, and intends to vote this stock in favor of the nominees for directors as set forth below, thereby ensuring their election to the Board. LG&E Energy also intends to vote all of the outstanding LG&E Common Stock in favor of the appointment of PricewaterhouseCoopers LLP as the independent auditors for LG&E as set forth in Proposal No. 2. Nonetheless, the Board encourages you to vote on each of these matters, and appreciates your interest.

    The Louisville Gas and Electric Company 2000 Financial Report, containing audited financial statements of LG&E and management's discussion of such financial statements, are included as an appendix to this proxy statement (the "Financial Report"), and are incorporated by reference herein. All shareholders are urged to read the accompanying Financial Report.

    On December 11, 2000, Powergen plc, a public limited company with registered offices in England and Wales ("Powergen") completed its acquisition of LG&E Energy, the parent corporation of LG&E, for cash of approximately $3.2 billion, or $24.85 per share of LG&E Energy common stock. In connection with such transaction, certain officers and directors of Powergen were appointed to fill vacancies in the Board of Directors of LG&E occurring by resignation of prior directors.

    On April 9, 2001, E.ON AG ("E.ON") announced a conditional offer to purchase all the common shares of Powergen, the indirect corporate parent of LG&E and KU. The transaction is subject to a number of conditions precedent, including the receipt of regulatory approvals from European and United States governmental bodies, in form satisfactory to the parties. Among the primary United States regulatory approvals are: the Kentucky Public Service Commission ("KPSC"), the Virginia State Corporation Commission ("VSCC"), the Securities and Exchange Commission, and the Federal Energy Regulatory Commission ("FERC"). Regulatory orders approving the E.ON transaction have been received from the KPSC, VSCC and FERC. The parties anticipate that the remaining approvals may be received by early 2002 to permit completion of the transaction in spring 2002. However, there can be no assurance that such approvals will be obtained in form or timing sufficient for such dates.

    In October 2001, the Board of Directors of LG&E authorized the delisting of the 5% Preferred Stock from the NASDAQ Small Capitalization Market. Delisting could occur following applications to the relevant exchanges and applicable regulatory agencies. Delisting does not constitute a change in the terms and conditions of the 5% Preferred Stock nor the rights and privileges of its shareholders. Delisting is proposed in order to enable the Company to realize certain administrative and corporate governance efficiencies following the LG&E Energy-Powergen merger.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

    The number of members of the board of directors of LG&E is currently fixed at nine, pursuant to the Company's bylaws and resolutions adopted by the Board of Directors. The directors are classified into three classes, as nearly equal in number as possible, with respect to the time for which they are to hold office. Generally, one class of directors is elected at each year's Annual Meeting to serve for three-year terms and to continue in office until their successors are elected and qualified. However, under Kentucky law, directors appointed to fill vacancies serve terms which expire at the next meeting of shareholders at which directors are elected. These additional required elections are also discussed below.

    On December 11, 2000, upon the closing of the merger transaction involving Powergen and LG&E Energy, all members of the LG&E Board of Directors, with the exception of Roger W. Hale, resigned, and the size of the Board of Directors was fixed at nine. Six Powergen directors, Paul Myners, Sir Frederick Crawford, Sydney Gillibrand, Edmund Wallis, Dr. David K-P Li, and Roberto Quarta, and one Powergen officer, David Jackson, were appointed to fill all but one of the vacancies created by the above resignations.

    In January 2001, Roger W. Hale announced his resignation as an officer and member of the LG&E Board of Directors, effective April 30, 2001. Victor A. Staffieri and Peter Hickson were appointed to fill the vacancies created by the resignation of Roger W. Hale and the previously-existing vacancy. In August 2001, Paul Myners and Roberto Quarta announced their resignations from the Boards of Directors of Powergen and LG&E and Peter Hickson resigned from the Board of Directors of LG&E. Nicholas Baldwin, the Chief Executive Officer of Powergen, was then appointed to fill the vacancy of Mr. Hickson.

    At this Annual Meeting, the following seven persons are proposed for election to the Board of Directors, pursuant to Kentucky law requiring that directors appointed to fill vacancies stand for election for the remainder of their unfulfilled terms at the next meeting of shareholders at which directors are elected:

  For one-year terms expiring at the 2002 Annual Meeting: Sydney Gillibrand, Victor A. Staffieri and Nicholas P. Baldwin.

  For two-year terms expiring at the 2003 Annual Meeting: Edmund A. Wallis and Dr. David K-P Li

  For three-year terms expiring at the 2004 Annual Meeting: Sir Frederick Crawford and David J. Jackson.

    Despite the remaining vacancies on the Board of Directors, shareholders may not vote for a number of directors greater than the number of nominees named in this proxy statement.

    Messrs. Baldwin, Staffieri, Crawford, Gillibrand, Wallis and Dr. Li are presently directors of Powergen. Messrs. Baldwin, Staffieri and Jackson are presently directors of LG&E Energy. All of the nominees are presently directors of LG&E and of Kentucky Utilities Company ("KU").

    The Board of Directors does not know of any nominee who will be unable to stand for election or otherwise serve as a director. If for any reason any nominee becomes unavailable for election, the Board of Directors may designate a substitute nominee, in which event the shares represented on the proxy cards returned to LG&E will be voted for such substitute nominee, unless an instruction to the contrary is indicated on the proxy card.

    The composition of the Board of Directors of LG&E following the completion of E.ON's acquisition of Powergen is not known, but such Board is likely to contain at least one current director or officer of LG&E Energy. Accordingly, certain of the directors of LG&E Energy or LG&E may cease to serve as directors of LG&E in the event the E.ON-Powergen transaction is completed.

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    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THE SEVEN NOMINEES FOR DIRECTOR.

INFORMATION ABOUT DIRECTORS AND NOMINEES

    The following contains certain information as of November 30, 2001 concerning the nominees for director:

Nominees for Directors with Terms Expiring at the 2002 Annual Meeting of Shareholders

    Sydney Gillibrand CBE (Age 67).  Mr. Gillibrand was appointed a director of Powergen plc on May 31, 1999. He is chairman of AMEC plc and TAG Aviation (UK) and a non-executive director of ICL, and Messier-Dowty. He was previously vice-chairman of British Aerospace plc. Mr. Gillibrand has been a director of LG&E and KU since December 2000.

    Nicholas P. Baldwin (Age 48).  Chief Executive of Powergen since February 21, 2001. Mr. Baldwin was appointed a director of Powergen plc on October 22, 1998, having been a director of Powergen UK plc since February 1998. Until his appointment as Chief Executive in February 2001, he was previously Executive Director, UK Operations of Powergen. He joined the CEGB, the predecessor of Powergen in 1980. In the United Kingdom, he is also a director of the Electricity Association and a Director and Trustee of Midlands Excellence and is a representative on the IEA's Coal Industry Advisory Board. Mr. Baldwin has been a director of LG&E Energy, LG&E and KU since August 2001.

    Victor A. Staffieri (Age 46).  Chairman, President and Chief Executive Officer of LG&E Energy, LG&E and KU, April 2001 to present. He served as President and Chief Operating Officer of LG&E Energy, LG&E and KU from February 1999 to April 2001; Chief Financial Officer of Energy and LG&E, May 1997 to February 2000; Chief Financial Officer of KU, May 1998 to February 2000; President, Distribution Services Division of LG&E Energy, December 1995 to May 1997; Senior Vice President, General Counsel and Public Policy of LG&E Energy and LG&E from November 1992 to December 1993. Mr. Staffieri has been a director of Powergen, LG&E Energy, LG&E and KU since April 2001.

Nominees for Directors with Terms Expiring at the 2003 Annual Meeting of Shareholders

    Edmund A. Wallis (Age 62).  Mr. Wallis is Chairman of Powergen plc. He was appointed a director of Powergen plc on October 22, 1998, serving as Chairman of such Board since that date. He was also Chief Executive of Powergen from October 1998 until February 21, 2001. He had been Chief Executive of Powergen UK plc since March 1990 and Chairman since July 1996. He is a non-executive director of Mercury European Privatisation Trust plc and a non-executive director of London Transport. He was also formerly non-executive chairman of LucasVarsity plc. Mr. Wallis has been on the Board of Directors of LG&E and KU since December 2000.

    Dr. David K-P Li (Age 62).  Dr. Li was appointed a director of Powergen plc on October 22, 1998, having been a non-executive director of Powergen UK plc since January 1998. He is chairman and chief executive of The Bank of East Asia Limited, having been a director since 1977, and holds directorships of numerous companies in the Far East and elsewhere, including The Hong Kong and China Gas Company Limited. Dr. Li has been a director of LG&E and KU since December 2000.

Nominees for Directors with Terms Expiring at the 2004 Annual Meeting of Shareholders

    Sir Frederick Crawford (Age 70).  Sir Frederick was appointed a director of Powergen plc on October 22, 1998, having been a non-executive director of Powergen UK plc since June 1990. He is chairman of the Criminal Cases Review Commission and a Fellow of the Royal Academy of Engineering. He has held appointments as Professor of Electrical Engineering at Stanford University, and as Vice-Chancellor of

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Aston University for 16 years. He was formerly a non-executive director of Legal and General Group plc and Rexam plc. Sir Frederick has been a director of LG&E and of KU since December 2000.

    David J. Jackson (Age 48).  Mr. Jackson is General Counsel and Company Secretary of Powergen plc. He has served on the Board of Directors of LG&E Energy, LG&E and KU since December 2000.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

    Each member of the Board of Directors of LG&E is also a member of the Board of Directors of KU. Certain members are also directors of Powergen or LG&E Energy, as described above. The committees of the Board of Directors of LG&E include an Audit Committee and a Compensation Committee. The directors who are members of the various committees of LG&E serve in the same capacity for purposes of the KU Board of Directors.

    During 2000, there were a total of seven meetings of the LG&E Board. All directors attended 75% or more of the total number of meetings of the Board of Directors and committees of the Board on which they served. Information concerning the Boards of Directors of LG&E and KU shown below generally relates to the period prior to the completion of the Powergen-LG&E Energy merger.

Compensation of Directors

    Directors who are also officers of Powergen, LG&E Energy or its subsidiaries receive no compensation in their capacities as directors. During 2000, non-employee directors received a retainer of approximately $2,333 per month, or $28,000 annually ($30,300 annually for committee chairmen), a fee for Board meetings of $1,300 per meeting, a fee for each committee meeting of $1,150 and, where appropriate, reimbursement for expenses incurred in traveling to meetings. Non-employee directors residing out of Kentucky received an additional $1,000 compensation for each Board or committee meeting they attended. The foregoing amounts represent the aggregate fees paid to directors in their capacities as directors of LG&E Energy, LG&E and KU during 2000.

    Prior to the Powergen-LG&E Energy merger, non-employee directors of LG&E and KU could elect to defer all or a part of their fees (including retainers, fees for attendance at regular and annual meetings, committee meetings and travel compensation) pursuant to the former LG&E Energy Corp. Deferred Stock Compensation Plan. Each deferred amount was credited by LG&E Energy to a bookkeeping account and then was converted into a stock equivalent on the date the amount is credited. Following completion of the Powergen-LG&E Energy merger, all share equivalents were converted into the right to receive the merger consideration of $24.85 in cash per share and were paid out in accordance with the terms of the plan and the plan was terminated.

    Prior to the Powergen-LG&E Energy merger, non-employee directors also received stock options pursuant to the former LG&E Energy Corp. Stock Option Plan for Non-Employee Directors. In connection with the Powergen-LG&E Energy merger, options held by a director under this plan were converted at the director's election into either options to acquire American Depositary Shares of Powergen (at an agreed upon exchange ratio) or cash and the plan was terminated.

    As noted earlier, since the completion of the Powergen-LG&E Energy merger, certain current members of the LG&E and KU boards serve on the Board of Directors of Powergen plc. In that capacity, these members received or will receive certain compensation during 2000 and 2001. Information regarding such compensation is incorporated by reference from Powergen's Annual Report on Form 20-F for the year ended December 31, 2000 as filed with the Securities and Exchange Commission.

Audit Committee

    The Audit Committee of the Board is composed of Mr. Sydney Gillibrand and Sir Frederick Crawford, with one vacancy. During 2000, the Audit Committee maintained direct contact with the

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independent auditors and LG&E's and KU's Internal Auditor to review the following matters pertaining to LG&E and KU: the adequacy of accounting and financial reporting procedures; the adequacy and effectiveness of internal accounting controls; the scope and results of the annual audit and any other matters relative to the audit of these companies' accounts and financial affairs that the Committee, the Internal Auditor, or the independent auditors deemed necessary. The Audit Committee met two times during 2000.

Remuneration Committee

    The Remuneration Committee, composed of non-employee directors, has succeeded to certain of the functions performed by the former Compensation Committee in connection with the compensation of the executive officers of LG&E and KU. The Committee makes recommendations regarding benefits provided to executive officers and the establishment of various employee benefit plans. Dr. David K-P Li is the current member of the Remuneration Committee. The former Compensation Committee met three times during 2000.

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PROPOSAL NO. 2

APPROVAL OF INDEPENDENT AUDITORS FOR 2001

    Based upon the recommendation of the Audit Committee, the Board of Directors, subject to ratification by shareholders, has selected PricewaterhouseCoopers LLP as independent auditors to audit the accounts of LG&E for the fiscal year ending December 31, 2001. PricewaterhouseCoopers has audited the accounts of Powergen for many years and effective April 30, 2001, following the completion of the Powergen-LG&E Energy merger in December 2000, the firm was selected as independent auditors for the Company. The Board of Directors and Audit Committee of LG&E approved the selection of PricewaterhouseCoopers on May 30, 2001.

    Prior to April 30, 2001, Arthur Andersen LLP had served as LG&E's independent auditors. The reports of Arthur Andersen LLP on LG&E's financial statements for the two years ended December 31, 2000 and 1999 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with the audits of LG&E's financial statements for each of the years ended December 31, 2000 and 1999, and through April 30, 2001, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused the firm to make reference to the matter in their reports.

    Representatives of PricewaterhouseCoopers LLP and Arthur Andersen LLP may be present at the annual meeting and available to respond to questions and will be given the opportunity to make a statement, if they so desire.

    As previously stated, LG&E Energy intends to vote all of the outstanding shares of common stock of the Company in favor of approval of the appointment of PricewaterhouseCoopers LLP as independent auditors, and since LG&E Energy's ownership of such common stock represents over 96% of the voting power of the Company, the approval of such independent auditors is assured.

    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

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REPORT OF THE REMUNERATION COMMITTEE

    Following the December 11, 2000 completion of the merger transaction involving LG&E Energy and Powergen, a Remuneration Committee of the Boards of Directors of LG&E and KU (collectively, the "Companies") was established to succeed to certain of the relevant duties formerly performed by the Compensation Committee of the Board of Directors of the Companies. This report describes actions taken by the former Compensation Committee as constituted during 2000. The current Remuneration Committee does not include any individuals who were previously on the Compensation Committee.

    The former Compensation Committee was comprised wholly of non-employee directors of LG&E Energy, LG&E and KU and made all decisions regarding the compensation of LG&E Energy's, LG&E's and KU's executive officers, including the setting of base pay and the administration of LG&E Energy's Omnibus Long-Term Incentive Plan (the "Long-Term Plan") and Short-Term Incentive Plan (the "Short-Term Plan"), each as defined herein. The current Remuneration Committee is comprised entirely of non-employee directors of LG&E, KU and Powergen.

    The Companies' executive compensation program and the target awards and opportunities for executives are designed to be competitive with the compensation and pay programs of comparable companies, including utilities, utility holding companies and companies in general industry nationwide. The executive compensation program has been developed and implemented over time through consultation with, and upon the recommendations of, recognized executive compensation consultants. The Remuneration Committee and the Board of Directors have continued access to such consultants as desired, and are provided with independent compensation data for their review.

    Set forth below is a report addressing LG&E's compensation policies during 2000 for its officers, including the executive officers named in the following tables. In many cases, the executive officers also serve in similar capacities for affiliates of LG&E, including LG&E Energy and KU. For each of the executive officers of LG&E and KU, the policies and amounts discussed below are for all services to LG&E, KU and their affiliates.

Compensation Philosophy

    During 2000, LG&E's executive compensation program had three major components: (1) base salary; (2) short-term or annual incentives; and (3) long-term incentives. The Companies developed their executive compensation program to focus on both short-term and long-term business objectives that are designed to enhance overall shareholder value. The short-term and long-term incentives were premised on the belief that the interests of executives should be closely aligned with those of LG&E Energy's shareholders. Based on this philosophy, these two portions of each executive's total compensation package were placed at risk and were linked to the accomplishment of specific results that were designed to benefit LG&E Energy's shareholders in both the short-term and long-term. Under this pay-for-performance approach, a highly competitive level of compensation could be earned in years of strong performance. Conversely, in years of below-average performance, compensation might decline below competitive benchmarks.

    The executive compensation program also recognized that the Companies' compensation practices must be competitive not only with utilities and utility holding companies, but also with companies in general industry to ensure that a stable and successful management team can be recruited and retained. The Compensation Committee believed that the Companies' most direct competitors for executive talent are not limited to the companies that would be included in the utility industry index against which shareholder returns may be compared. For this reason, the various compensation peer groups as discussed below, were not the same as the utility industry index in the Comparison of Five-Year Total Return graph included in this proxy statement.

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    Pursuant to this competitive market positioning philosophy, in establishing compensation levels for all executive positions for 2000, the former Compensation Committee reviewed competitive compensation information for general industry companies with revenue between $2—$4 billion (the "Survey Group") and established targeted total direct compensation (base salary plus short-term incentives and long-term incentives) for each executive for 2000 to approach the 50th percentile of the competitive range from the Survey Group. Salaries, short-term incentives and long-term incentives for 2000 are described below.

    The 2000 compensation information set forth in other sections of this proxy statement, particularly with respect to the tabular information presented, reflects the considerations set forth in this report. The Base Salary, Short-Term Incentives, and Long-Term Incentives sections that follow address the compensation philosophy for 2000 for all executive officers except for Mr. Roger W. Hale. Mr. Hale's compensation was determined in accordance with the terms of his employment agreement (See "Chief Executive Officer Compensation" for a description of his 2000 compensation).

Base Salary

    The base salaries for LG&E executive officers for 2000 were designed to be competitive with the Survey Group at approximately the 50th percentile of the base salary range for executives in similar positions with companies in the Survey Group. Actual base salaries were determined based on individual performance and experience.

Short-Term Incentives

    The Short-Term Plan provided for Company Performance Awards and Individual Performance Awards, each of which was expressed as a percentage of base salary and each of which was determined independent of the other. The former Compensation Committee established the performance goals for the Company Performance Awards and Individual Performance Awards at the beginning of the 2000 performance year. Payment of Company Performance Awards for executive officers was based 100% on Net Income Available for Common Stock ("NIAC"), including certain adjustments deemed appropriate by the Committee. Payment of Individual Performance Awards was based 100% on Management Effectiveness, which includes a customer satisfaction element for certain participants. The awards varied within the executive officer group based upon the nature of each individual's functional responsibilities.

    For 2000, the Company Performance Award targets for executive officers ranged from 21% to 36% of base salary, and the Individual Performance Award targets ranged from 14% to 24% of base salary. Both awards were established to be competitive with the 50th percentile of such awards granted to comparable executives employed by companies in the Survey Group. The individual officers were eligible to receive from 0% to 175% of their targeted amounts, dependent upon Company and individual performance during 2000 as measured by NIAC with regard to Company Performance Awards, and were eligible to receive from 0% to 175% of their targeted amounts dependent upon individual performance as measured by Management Effectiveness with regard to Individual Performance Awards.

    Using LG&E Energy and subsidiaries performance to date, in December 2000, in connection with the pending completion of the LG&E Energy-Powergen merger, the former Compensation Committee determined and established projected annual performance against targets for Company Performance Awards. Effective with the merger, the Short-Term Plan was then terminated and, using the projected performance, Company Performance Awards for 2000 to the executive officers were paid ranging from 24.7% to 45%, of base salary. Payouts for the Individual Performance Awards to the executive officers ranged from 25% to 42%, of base salary.

Long-Term Incentives

    Pursuant to its terms, the Long-Term Plan was administered by a committee of not less than three non-employee directors of LG&E Energy who were appointed by the Board of Directors. During 2000, the

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Compensation Committee performed this function. The Long-Term Plan provided for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, performance units and performance shares. In 2000, the former Compensation Committee chose to award stock options and performance units to executive officers.

    The Compensation Committee determined the competitive long-term grants to be awarded for each executive based on the long-term awards for the 50th percentile of the Survey Group. The aggregate expected value of the stock options and performance units (delivered approximately 40% in the form of performance units and 60% in the form of nonqualified stock options in 2000) was intended to approach the expected value of long-term incentives payable to executives in similar positions with companies in the 50th percentile of the Survey Group, depending upon achievement of targeted Company performance.

    Stock options were granted to executive officers and senior management during the first quarter of 2000 at an exercise price equal to the fair market value at the time of grant and were subject to a one-year vesting requirement. During the year, newly hired or promoted officers were also eligible to receive pro-rated stock option grants under the Long-Term Plan. Since options were granted with an exercise price equal to the market value of LG&E Energy's common stock at the time of grant, they provided no value unless LG&E Energy's stock price increased after the grants are awarded. Once the options vested, they were exercisable over a nine-year term. These awards were thus tied to stock price appreciation in excess of the stock's value at time of grant, rewarding executives as if they shared in the ownership of LG&E Energy. The estimated number of shares subject to options was determined by taking the expected value to be provided in options, as determined above, and dividing that amount by the estimated current value of an option using a variation of the Black-Scholes option pricing methodology provided by the outside compensation consultant. Prior awards were not considered when making new grants. The actual number of options granted were then determined by approximating the average by officer level within LG&E Energy. Pursuant to the Plan's provisions, all outstanding options vested in June 2000 upon shareholder approval of the LG&E Energy-Powergen merger. At the time of the merger, all outstanding options were converted, at the election of the holder, into options to acquire Powergen ADRs or cash based upon the difference between the option exercise price and the per share merger consideration amount.

    The number of performance units granted was determined by taking the amount of the executive's long-term award to be delivered in performance units (adjusted on a present value basis), as determined above, and dividing that amount by the fair market value of LG&E Energy common stock on the date of the grant. The future value of the performance units was substantially dependent upon the changing value of LG&E Energy's common stock in the marketplace. Each executive officer was entitled to receive from 0% to 150% of the performance units contingently awarded to the executive based on LG&E Energy's total shareholder return over a three-year period (defined as share price increase plus dividends paid, divided by share price at beginning of the period) measured against the total shareholder return for such period ("TSR") by a peer group selected by the Committee. The peer group for measuring LG&E Energy's TSR performance (the "Long-Term Plan Peer Group") consisted of approximately 80 utility holding companies and gas and electric utilities.1

1
While similar, the utilities and holding companies that were in the Long-Term Plan Peer Group were not necessarily the same as those in the Standard & Poor's Utility Index used in the Company Performance Graph or the Survey Group. Nevertheless, in the judgment of the Compensation Committee, the companies in the Long-Term Plan Peer Group represented the appropriate peer group for performance unit compensation purposes.

    Pursuant to the change in control provisions of the Long-Term Plan, payouts of the three open performance period awards under the Long-Term Plan occurred in June 2000 upon shareholder approval of the LG&E Energy-Powergen merger and the amounts are included in the column "LTIP Payments" in the Summary Compensation Table below. These payouts were based on LG&E Energy's performance through that time for each of the partially completed 1998-2000, 1999-2001 and 2000-2002 performance

10

periods, respectively. For such periods, LG&E Energy's performance was at the 57th, 46th, and 97th percentiles, respectively, of its comparison group with respect to TSR.

Other

    In connection with the LG&E Energy-Powergen merger, Messrs. Staffieri, McCall and Newton entered into revised employment and severance agreements. These agreements are discussed under "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions". In consideration for the cancellation of their prior agreements, the officers received payments described in that section. These payments are included in the "All Other Compensation" column in the Summary Compensation Table. Mr. Duncan, who resigned effective January 31, 2001, did not receive a payment at the time of the merger, but received a payment of $2,017,683 in January 2001 pursuant to the terms of his existing change in control and non-disclosure and confidentiality agreements.

Chief Executive Officer Compensation

    The compensation of Mr. Roger W. Hale, the Chief Executive Officer of LG&E during 2000, was governed by the terms of an employment agreement. Following commencement of his service with LG&E in April 1989, Mr. Hale's employment agreement has been periodically updated by the Board to recognize his fundamental role in establishing LG&E Energy as a national and international diversified energy services company. Mr. Hale's 1998 employment agreement (the "1998 Agreement") provided for a five year term ending on May 4, 2003. As part of the LG&E Energy-Powergen merger, Powergen, LG&E Energy and Mr. Hale entered into a new employment agreement dated February 25, 2000 (the "2000 Agreement") which became effective on December 11, 2000 at the effective time of the LG&E Energy-Powergen merger. In consideration for the cancellation of his 1998 Agreement and associated change in control provisions, Mr. Hale received a payment equal to the severance benefits he would have been entitled to if he had terminated his employment following the merger. This payment is included in the "All Other Compensation" column in the Summary Compensation Table. (See "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions".)

    The 1998 Agreement established the minimum levels of Mr. Hale's 2000 compensation, although the former Compensation Committee retained discretion to increase such compensation. For 2000, the Compensation Committee compared Mr. Hale's compensation to that of chief executive officers of companies contained in the Survey Group including electric and gas utilities and utility holding companies with comparable revenues, market capitalization and asset size. In setting long-term awards, the Companies also considered survey data from various compensation consulting firms. Mr. Hale also received Companies' contributions to the savings plan, similar to those of other officers and employees. Details of Mr. Hale's 2000 compensation are set forth below.

    Base Salary.  Mr. Hale was paid a total base salary of $816,200 during 2000. This amount was based upon the minimum salary amount provided in the 1998 Agreement, plus prior increases awarded by the Compensation Committee. The Compensation Committee, in determining Mr. Hale's annual salary, including increases, focused on his individual performance (including his management effectiveness, as described below), the growth of LG&E Energy and the compensation provided to other LG&E Energy, LG&E and KU officers. The 2000 increase, granted in February 2000, was 6%.

    Short-Term Incentives.  Mr. Hale's target short-term incentive award was 70% of his 2000 base salary. As with other executive officers receiving short-term incentive awards, Mr. Hale was eligible to receive more or less than the targeted amount, based on Company performance and individual performance. His 2000 short-term incentive payouts were based 60% on achievement of Company Performance Award targets and 40% on achievement of Individual Performance Award targets.

    For 2000, the Company Performance Award payout for Mr. Hale was 49.5% of his 2000 base salary and the Individual Performance Award payout was 45% of his 2000 base salary. As with the other executive

11

officers, in connection with the LG&E Energy-Powergen merger, the Company Performance Award was calculated based upon projected annual Company performance as described under the heading "Short-Term Incentives." In determining the Individual Performance Award, the Compensation Committee considered Mr. Hale's effectiveness in several areas including the financial and operational performance of LG&E Energy, LG&E, KU and other subsidiaries, customer satisfaction ratings, Company growth and the successful negotiation and completion of the LG&E Energy-Powergen transaction, as well as other measures.

    Long-Term Incentive Grant.  In 2000, Mr. Hale received 190,000 options and 55,307 performance units for the 2000-2002 performance period. These amounts were determined in accordance with the terms of his 1998 Agreement and were expected to provide value representing approximately 175% of his base salary. The terms of the options and performance units (including the manner in which performance units are earned) for Mr. Hale were the same as for other executive officers, as described under the heading "Long-Term Incentives."

    Long-Term Incentive Payout.  As with other executive officers, in connection with the LG&E Energy-Powergen merger, Mr. Hale's Company Performance Awards were calculated based upon LG&E Energy's performance during the partially completed 1998-2000, 1999-2001 and 2000-2002 periods, respectively, as described under the heading "Long-Term Incentives." For such periods, LG&E Energy's performance was at the 57th, 46th, and 97th, percentiles, respectively, of its comparison group with respect to TSR.

Member of the Remuneration Committee

    Dr. David K-P Li

12

COMPANY PERFORMANCE

    All of the outstanding Common Stock of LG&E is owned by LG&E Energy and, accordingly, there are no trading prices for LG&E's Common Stock. All of the common stock of LG&E Energy is indirectly owned by Powergen plc. The following graph reflects a comparison of the cumulative total return (change in stock price plus reinvested dividends) to holders of American Depositary Shares ("ADS's") of Powergen plc from December 31, 1995, through December 31, 2000, with the Standard & Poor's 500 Composite Index and the Standard & Poor's Utility Index. The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of ADS's of Powergen.

COMPARISON OF FIVE YEAR CUMULATIVE
TOTAL SHAREHOLDER RETURN (1)

(1)
Total Shareholder Return assumes $100 invested on December 31, 1995, with reinvestment of dividends.

13

EXECUTIVE COMPENSATION AND OTHER INFORMATION

    The following table shows the cash compensation paid or to be paid by LG&E or LG&E Energy, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and the next four highest compensated executive officers of LG&E who were serving as such at December 31, 2000, as required, in all capacities in which they served LG&E Energy or its subsidiaries during 1998, 1999 and 2000:

2000 Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Awards
								Payouts
				Other Annual Comp. ($)		Restricted Stock Awards ($)				All Other Compen- sation ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)					Securities Underlying Options/SARs (#)	LTIP Payouts ($)(1)
Roger W. Hale Chairman of the Board and Chief Executive Officer(5)	2000 1999 1998	816,200 770,000 700,000	803,761 703,800 649,800	3,546,581 47,599 32,301	(2)	— 2,919,489 —	(4)	190,000 102,122 133,588	3,870,758 0 821,272	5,085,473 55,596 36,191	(3)
Victor A. Staffieri President and Chief Operating Officer(5)	2000 1999 1998	460,000 400,000 300,000	388,277 324,600 150,461	24,247 22,730 10,269		262,880 — —	(6)	90,000 53,050 45,802	1,051,694 0 166,611	640,160 20,604 15,590	(3)
John R. McCall Executive Vice President, General Counsel and Corporate Secretary	2000 1999 1998	325,000 300,000 260,000	228,605 204,930 140,399	18,177 7,171 7,870		172,028 — —	(6)	40,000 31,830 34,733	570,565 0 96,635	677,097 17,252 15,582	(3)
Frederick J. Newton III Senior Vice President and Chief Administrative Officer	2000 1999 1998	272,000 255,000 217,100	191,325 171,641 99,253	14,970 6,731 69,229		143,974 — —	(6)	30,000 12,219 14,875	356,334 0 —	814,961 8,712 3,328	(3)
R. Foster Duncan Executive Vice President And Chief Financial Officer (7)	2000 1999 1998	342,000 325,000 262,903	240,563 215,788 210,000	29,240 52,440 69,687	(8)	— — —		60,000 34,483 81,221	720,730 0 —	24,596 15,623 4,785	(3)

(1)
Year 2000 amounts reflect acceleration of the 1998-2000, 1999-2001 and the 2000-2002 open cycles upon a change in control event as defined in the plan as a result of the LG&E Energy-Powergen merger. Due to Company stock performance compared to peer group, no Long-Term Plan payouts were made for 1997-1999 performance cycle. The 1998 amounts reflect the payment of the 1996-1998 award.

(2)
Other Annual Compensation includes $63,693 for business spousal travel and personal use of corporate aircraft, and $3,470,524 in tax gross-up.

(3)
Includes employer contributions to 401(k) plan, nonqualified thrift plan, employer paid life insurance premiums, and retention/termination payments in 2000 as follows: Mr. Hale $4,910, $40,690, $32,950 and $5,006,923, respectively; Mr. Staffieri $5,018, $30,129 $4,973 and $600,000, respectively; Mr. Duncan $5,018, $18,843, $735 and $0, respectively; Mr. McCall $5,115, $17,642, $4,340 and $650,000, respectively; and Mr. Newton $4,003, $9,896, $1,062 and $800,000, respectively. The retention/termination payments are discussed in "Employment Contracts and Termination of Employment Arrangements and Change in Control Provisions".

(4)
Amount shown represents dollar value of restricted stock awards, determined by multiplying the number of shares by the closing market price as of the receipt date of grant. After the effective date of the LG&E Energy-Powergen merger, pursuant to his 2000 Agreement, Mr. Hale's 147,382 restricted

14

  shares were converted to receive the merger consideration of $24.85 per share payable in respect of all outstanding shares of former LG&E Energy Common Stock. Income tax was payable upon the awards at the time of the satisfaction of this right.

(5)
Titles are given as of December 31, 2000. Mr. Hale retired as Chairman of the Board and Chief Executive Officer on April 30, 2001 and was succeeded on that date by Mr. Staffieri as Chairman of the Board, President and Chief Executive Officer.

(6)
Amount shown represents the dollar value of restricted Powergen ADR awards, determined by multiplying the number of ADRs in each award by the closing market price as of the effective date of the LG&E Energy-Powergen merger. These awards do not represent currently-realizable compensation to Mr. Staffieri, Mr. McCall, and Mr. Newton. Pursuant to the terms of the named executives' employment agreements, the restricted Powergen ADRs are forfeitable upon termination of employment prior to 18 months, without good reason or for cause. Dividends on the restricted ADRs are payable upon vesting, without interest. At December 31, 2000, the restricted ADR holdings were Mr. Staffieri 7,688 ADRs ($303,215), Mr. McCall 5,031ADRs ($198,423) and Mr. Newton 4,211 ADRs ($166,082), respectively.

(7)
Mr. Duncan resigned from service effective January 31, 2001.

(8)
Reported compensation is only for a portion of the year. Mr. Duncan joined LG&E Energy on January 12, 1998. "Other Annual Compensation" for that year includes a relocation payment of $68,686.

15

OPTION/SAR GRANTS TABLE
Option/SAR Grants in 2000 Fiscal Year

    The following table contains information at December 31, 2000, with respect to grants of former LG&E Energy common stock options and stock appreciation rights (SARs) to the named executive officers:

Name	Number of Securities Underlying Options/SARs Granted (#) (1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Share)	Expiration Date	0%($)	5%($)	10%($)
Roger W. Hale	190,000	21.6%	16.94	02/02/2010	0	2,024,160	5,129,619
Victor A. Staffieri	90,000	10.2%	16.94	02/02/2010	0	958,813	2,429,820
John R. McCall	40,000	4.5%	16.94	02/02/2010	0	426,139	1,079,920
Frederick J. Newton	30,000	3.4%	16.94	02/02/2010	0	319,604	809,940
R. Foster Duncan	60,000	6.8%	16.94	02/02/2010	0	639,208	1,619,880

(1)
Former LG&E Energy common stock options were awarded at fair market value at time of grant. In connection with the LG&E Energy-Powergen merger, these options were converted into options to acquire Powergen ADRs. The table above sets forth information concerning these options prior to their eventual conversion. The options are exercisable over a ten-year term from their original grant date.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregated Option/SAR Exercises in 2000 Fiscal Year
And FY-End Option/SAR Values

    The following table sets forth information with respect to the named executive officers concerning the exercise and cashout of LG&E Energy common stock options during 2000 and the value of unexercised Powergen ADR options and SARs held by them as of December 31, 2000:

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at FY-End ($)(1) Exercisable/Unexercisable
Roger W. Hale	459,630	2,000,789	74,864/0	322,664/—
Victor A. Staffieri	246,338	1,229,426	38,890/0	167,616/—
John R. McCall	62,046	410,832	60,235/0	363,280/—
Frederick J. Newton	30,000	237,300	27,094/0	111,154/—
R. Foster Duncan	60,000	487,350	84,819/0	530,800/—

(1)
As discussed in the prior table, as a result of the LG&E Energy-Powergen merger, outstanding LG&E Energy options were converted into options to acquire Powergen ADRs. Dollar amounts reflect market value of Powergen ADRs at year-end, minus the exercise price. The table above sets forth information concerning these options prior to their eventual conversion.

16

LONG-TERM INCENTIVE PLAN AWARDS TABLE
Long-Term Incentive Plan Awards in 2000 Fiscal Year

    The following table provides information concerning awards made in 2000 to the named executive officers under the Long-Term Plan.

		Estimated Future Payouts under Non-Stock Price Based Plans (number of shares)(1)
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation Or Payout(1)	Threshold(#)	Target(#)	Maximum(#)
Roger W. Hale	55,307	12/31/2002	22,123	55,307	82,961
Victor A. Staffieri	18,308	12/31/2002	7,323	18,308	27,462
John R. McCall	8,482	12/31/2002	3,393	8,482	12,723
Frederick J. Newton	6,004	12/31/2002	2,402	6,004	9,006
R. Foster Duncan	11,651	12/31/2002	4,660	11,651	17,477

(1)
Pursuant to the terms of the awards, the performance periods were accelerated upon the change in control resulting from the LG&E Energy-Powergen merger and were paid in cash on June 7, 2000 the date of shareholder approval of the merger.

    Each performance unit awarded represented the right to receive an amount payable 50% in LG&E Energy common stock and 50% in cash on the date of payout, the latter portion being payable in cash in order to facilitate the payment of taxes by the recipient. The amount of the payout was to be determined by the then-fair market value of LG&E Energy common stock. For awards made in 2000, the Long- Term Plan awards were intended to reward executives on a three-year rolling basis dependent upon the total shareholder return for shareholders. The target for award eligibility required that LG&E Energy shareholders earn a total return at a preset level in comparison to that of the utility holding companies and gas and electric utilities in the Long-Term Plan Peer Group. The Committee set a contingent award for each management level selected to participate in the Plan and such amount was the basis upon which incentive compensation was to be determined. Depending on the level of achievement, the participant would receive from zero to 150% of the contingent award amount. As a result of the LG&E Energy-Powergen merger, awards were accelerated and paid out based upon performance to that date. Payments made under the Long-Term Plan in 2000 are reported in the summary compensation table for the year of payout.

17

Pension Plans

    The following table shows the estimated pension benefits payable to a covered participant at normal retirement age under LG&E Energy's qualified defined benefit pension plans, as well as non-qualified supplemental pension plans that provide benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations for qualified plan benefits, based on the remuneration that is covered under the plan and years of service with LG&E Energy and its subsidiaries:

2000 PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30 or more
$100,000	$46,804	$46,804	$46,804	$55,188
$200,000	$110,804	$110,804	$110,804	$110,804
$300,000	$174,804	$174,804	$174,804	$174,804
$400,000	$238,804	$238,804	$238,804	$238,804
$500,000	$302,804	$302,804	$302,804	$302,804
$600,000	$366,804	$366,804	$366,804	$366,804
$700,000	$430,804	$430,804	$430,804	$430,804
$800,000	$494,804	$494,804	$494,804	$494,804
$900,000	$558,804	$558,804	$558,804	$558,804
$1,000,000	$622,804	$622,804	$622,804	$622,804
$1,100,000	$686,804	$686,804	$686,804	$686,804
$1,200,000	$750,804	$750,804	$750,804	$750,804
$1,300,000	$814,804	$814,804	$814,804	$814,804
$1,400,000	$878,804	$878,804	$878,804	$878,804
$1,500,000	$942,804	$942,804	$942,804	$942,804
$1,600,000	$1,006,804	$1,006,804	$1,006,804	$1,006,804
$1,700,000	$1,070,804	$1,076,804	$1,076,804	$1,076,804

    A participant's remuneration covered by the Retirement Income Plan (the "Retirement Income Plan") is his or her average base salary and short-term incentive payment (as reported in the Summary Compensation Table) for the five calendar plan years during the last ten years of the participant's career for which such average is the highest. The years of service for each named executive employed by LG&E Energy at December 31, 2000 is as follows: 34 years for Mr. Hale; 7 years for Mr. Staffieri; 6 years for Mr. McCall; 3 years for Mr. Newton; and 3 years for Mr. Duncan. Benefits shown are computed as a straight life single annuity beginning at age 65.

    Current Federal law prohibits paying benefits under the Retirement Income Plan in excess of $120,000 per year. Officers of LG&E Energy, LG&E and KU with at least one year of service with any company are eligible to participate in LG&E Energy's Supplemental Executive Retirement Plan (the "Supplemental Executive Retirement Plan"), which is an unfunded supplemental plan that is not subject to the $120,000 limit. Presently, participants in the Supplemental Executive Retirement Plan consist of all of the eligible officers of LG&E Energy, LG&E and KU. This plan provides generally for retirement benefits equal to 64% of average current earnings during the final 36 months prior to retirement, reduced by Social Security benefits, by amounts received under the Retirement Income Plan and by benefits from other employers. As part of its employment agreement with Mr. Hale, LG&E established a separate Supplemental Executive Retirement Plan. The special plan generally provided for a retirement benefit for Mr. Hale of 2% for each of his first 20 years of service with LG&E Energy, LG&E or with certain prior employers, 1.5% for each of the next 10 years of service and 1% for each remaining year of service completed prior to age 65, all multiplied by Mr. Hale's final 36 months' average compensation, less benefits payable from the Retirement Income Plan, benefits payable from any other qualified or nonqualified plan sponsored by LG&E Energy, LG&E or certain prior employers, and primary Social Security benefits. Under Mr. Hale's

18

prior employment agreement (see below), he may elect to commence payment of his retirement benefits at age 50. Upon Mr. Hale's retirement on April 30, 2001 the special plan terminated and he became entitled to the actual benefits set forth below.

    The annual benefits to be received under the Retirement Income Plan and the Supplemental Executive Retirement Plan upon normal retirement and after deduction of Social Security benefits will be $746,930 for Mr. Hale; $546,669 for Mr. Staffieri; $331,937 for Mr. McCall; $273,725 for Mr. Newton; and $5,166 for Mr. Duncan. Estimated figures are given and normal retirement ages of 65 are assumed for the officers, except actual benefits are calculated and current age and age 62 are used for Messrs. Hale and Duncan, respectively, due to the terms of Mr. Hale's retirement and Mr. Duncan's departure following change in control, respectively.

Employment Contracts and Termination of Employment
Arrangements and Change in Control Provisions

    During 2000, in connection with the LG&E Energy-Powergen merger, Messrs. Staffieri, McCall and Newton entered into revised employment and severance agreements, which were subsequently amended prior to the effectiveness of the merger, with two year terms, each containing change in control provisions, which agreements generally provide for the benefits described below. These officers of the Companies shall be entitled to the following payments if they are terminated for reasons other than cause or disability or death, or their employment responsibilities are altered: (A) acceleration of scheduled retention payments in the aggregate amounts of $2,392,330, $1,265,944 and $670,052, respectively; (B) a cash payment of $262,835, $172,028 and $143,974, respectively, and the vesting of the restricted Powergen ADR's and dividends described in the Summary Compensation Table contained in this proxy statement; and (C) an amount not less than the sum of (1) his annual base salary and (2) his bonus or "target" award paid or payable, prorated for the number of months remaining in the term of the employment period (which payment shall be increased to 2.99 times the sum of (1) and (2) in the event of a termination following a change in control of Powergen). In addition, such officers will receive, upon the earlier to occur of (a) a change in control of Powergen or (b) the 18 month anniversary of their employment agreement, the amounts described in clauses (A) and (B) above. It is anticipated that the E.ON acquisition of Powergen will constitute a change in control under the terms of such agreements.

    Payments may be made to executives which would equal or exceed an amount which would constitute a nondeductible payment pursuant to Section 280G of the Code, if any. Additionally, executives shall receive continuation of certain welfare benefits and payments in respect of accrued but unused vacation days and for out-placement assistance. A change in control encompasses certain merger and acquisition events, changes in board membership and acquisitions of voting securities of Powergen.

    At the effective time of the LG&E Energy-Powergen merger, in consideration for the cancellation of their prior change in control agreements, Messrs. Staffieri, McCall and Newton received payments of approximately $600,000, $650,000 and $800,000, respectively, (net of payments to reimburse for the payment of excise taxes). Mr. Duncan, who resigned in January 2001, received a payment of $2,017,683 pursuant to the terms of his existing change in control and non-disclosure and confidentiality agreements.

    During 2000, Mr. Hale served as Chief Executive Officer of the Company. In connection with the LG&E Energy-Powergen merger, Mr. Hale entered into a new employment agreement dated as of February 25, 2000 (the "2000 Agreement"), which was effective on December 11, 2000 and had an initial term of three years ending on December 11, 2003. Under the 2000 Agreement, Mr. Hale was entitled to an annual base salary of not less than $816,200 and to participate in the Short-Term Plan and the Long-Term Plan. Benefits paid under these plans are shown in the "Summary Compensation Table". In addition, the agreement provided that a life insurance policy in the amount of not less than $2 million was provided to Mr. Hale at LG&E Energy's expense. At the effective time of the LG&E Energy-Powergen merger, in consideration for the cancellation of his prior employment agreement and associated change in control

19

provisions, Mr. Hale received a payment of approximately $5,006,923 (net of payments to reimburse him for the payment of excise taxes). Such amount was equal to the cash severance amounts to which Mr. Hale would have been entitled under such provisions had he terminated his employment following closing of the merger. In addition, upon the effectiveness of the merger, restrictions on each share of restricted stock granted to Mr. Hale under the Long-Term Plan were removed and each such share, as with other outstanding shares of LG&E Energy common stock, was converted into the right to receive the merger consideration of $24.85 per share, without interest. See "Summary Compensation Table". Mr. Hale retired from service to the Company on April 30, 2001 and qualified for a supplemental retirement benefit in an annual amount equal to 50% of the sum of his base salary and annual target bonus as in effect on the date of his retirement.

Report of the Audit Committee

    The Audit Committee of the Board of Directors is composed entirely of nonemployee directors, all of whom are independent. The Board of Directors has adopted a charter for the Audit Committee, which is included as Appendix A to this Proxy Statement. The Audit Committee's responsibilities are described in the Charter. The Audit Committee held two meeting during 2000.

    The financial statements of Louisville Gas and Electric Company are prepared by management, which is responsible for their objectivity and integrity. With respect to the financial statements for the calendar year ended December 31, 2000, the audit Committee reviewed and discussed the audited financial statements and the quality of the financial reporting with management and the independent auditors. It also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received and discussed with the independent auditors the matters in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

    Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in Louisville Gas and Electric Company's annual Report on Form 10-K for the year ended December 31, 2000, for filing with the Securities and Exchange Commission.

    The following information on independent audit fees and services is being provided in compliance with the Securities and Exchange Commission rules on auditor independence.

1.
Arthur Andersen LLP fees for the period ended December 31, 2000 are as follows:
—Audit Fees	$37,500
—Financial Information Systems Design and Implementation	—
—All Other Fees	$130,685
2.
The Audit Committee considered whether the independent accountant's provision of non-audit services is compatible with maintaining the accountant's independence.

3.
The Audit Committee has been advised by Arthur Andersen LLP that hours expended on the audit engagement were entirely performed by Arthur Andersen personnel.

This report has been provided by the Audit Committee.

Sydney Gillibrand, Chairman
Sir Frederick Crawford

20

SHAREHOLDER PROPOSALS
FOR 2002 ANNUAL MEETING

    Any shareholder may submit a proposal for consideration at the 2002 Annual Meeting. Any shareholder desiring to submit a proposal for inclusion in the proxy statement for consideration at the 2002 annual meeting should forward the proposal so that it will be received at LG&E's principal executive offices no later than January 20, 2002. Proposals received by that date that are proper for consideration at the annual meeting and otherwise conforming to the rules of the Securities and Exchange Commission will be included in the 2002 proxy statement.

    Under LG&E's bylaws, shareholders intending to submit a proposal in person at the annual meeting must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of LG&E (a) not less than 90 days prior to the meeting date or (b) if the meeting date is not publicly announced more than 100 days prior to the meeting, by the tenth day following such announcement. Proposals not properly submitted will be considered untimely.

OTHER MATTERS

    At the annual meeting, it is intended that the first two items set forth in the accompanying notice and described in this proxy statement will be presented. Should any other matter be properly presented at the Annual Meeting, the persons named in the accompanying proxy will vote upon them in accordance with their best judgment. Any such matter must comply with those provisions of LG&E's Articles of Incorporation requiring advance notice for new business to be acted upon at the meeting. The Board of Directors knows of no other matters that may be presented at the meeting.

    LG&E will bear the costs of printing and preparing this proxy solicitation. LG&E will provide copies of this proxy statement, the accompanying proxy and the Annual Report and Financial Report to brokers, dealers, banks and voting trustees, and their nominees, for mailing to beneficial owners, and upon request therefor, will reimburse such record holders for their reasonable expenses in forwarding solicitation materials. In addition to using the mails, proxies may be solicited by directors, officers and regular employees of LG&E, in person or by telephone.

    Any shareholder may obtain without charge a copy of LG&E's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission for the year 2000 by submitting a request in writing to: John R. McCall, Secretary, Louisville Gas and Electric Company, P.O. Box 32010, 220 West Main Street, Louisville, Kentucky 40232.

21

APPENDIX A

LOUISVILLE GAS & ELECTRIC COMPANY
AUDIT COMMITTEE CHARTER

Mission Statement

    The Audit Committee (the "Committee") is a Committee of the Board of Directors of Louisville Gas and Electric Company (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board of Directors have established and the audit process.

Composition

    The Committee will be composed of at least three independent members of the Board of Directors who shall serve at the pleasure of the Board. Membership of the Committee shall be in accordance with the following requirements:

1.
Each member shall be Independent of management as defined by applicable laws or exchange regulations.

2.
In the business judgement of the Board of Directors, each member shall be free from any relationship that would interfere with the exercise of independent judgment.

3.
Each member shall be financially literate, as such qualification is interpreted by the Company's Board of directors in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee; and

4.
At least one member of the Audit Committee must have accounting or related financial management expertise, as the Board of Directors interprets such qualification in its business judgment.

    The membership of the Committee will be reviewed annually and upon any membership changes for compliance with the above requirements.

    Audit Committee members will be appointed by the Board of Directors at the recommendation of the Nominating Committee. One of the members will be designated as the Committee's Chairman. The Chairman will preside over the Committee meetings and report Committee actions to the Board of Directors.

Meetings

    The Committee will meet on a regular basis and will call special meetings as circumstances require. It will meet privately with the Director of Internal Auditing and the independent public accountant in separate executive sessions to discuss any matters that the Committee, the Director of Internal Auditing, or the independent accountant believe should be discussed privately. The Committee may ask members of management or others to attend meetings and provide pertinent information, as necessary.

Responsibilities

1.
Provide an open avenue of communication between the internal auditors, the independent accountant, and the Board of Directors.

2.
Review and update, where appropriate, the Committee's charter annually.

3.
Recommend to the Board of Directors on an annual basis the independent accountant to be nominated, approve the compensation of the independent accountant, and review and approve the

A–1

  discharge of the independent accountant. The independent accountant is ultimately responsible to the Board of Directors and the Audit Committee.

4.
Review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Auditing.

5.
Require the independent accountant to submit to the Committee on a periodic basis a formal written statement regarding independence of such independent accountant and all facts and circumstances relevant thereto; discuss with the independent accountant its independence; confirm and assure the independence of the Internal Auditing Department and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant; and recommend to the Board of Directors actions necessary to ensure independence of the Internal Auditing Department and the independent accountant.

6.
Inquire of management, the Director of Internal Auditing, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

7.
Approve the annual audit plan and review the five-year plan of the internal auditing function. Review the independent accountant's proposed audit plan, including coordination with Internal Auditing's annual audit plan.

8.
Review with the Director of Internal Auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

9.
Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

10.
Consider and review with the independent accountant and the Director of Internal Auditing:

a.
The adequacy of the Company's internal controls, including computerized information system controls and security, and

b.
Any related significant issues identified by the independent accountant and internal auditing, together with management's responses thereto.

11.
Review with management and the independent accountant at the completion of the annual audit:

a.
The Company's annual financial statements and related footnotes;

b.
The independent accountant's audit of the financial statements and the report thereon;

c.
The independent accountant's judgement about the quality and appropriateness of the Company's accounting principals as applied to its financial reporting;

d.
Any significant changes required in the independent accountant's audit plan and scope;

e.
Any serious difficulties or disputes with management encountered during the course of the audit; and

f.
Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

12.
Review with management such appropriate notices or reports as may be required to be filed on behalf of the Committee with the regulatory authorities, exchanges or included in the Company's proxy materials or otherwise, pursuant to law or exchange regulations.

A–2

13.
Consider and review with management and the Director of Internal Auditing:

a.
Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information;

b.
Any significant changes required in their audit plan;

c.
Any significant audit findings and management's responses thereto;

d.
The Internal Auditing Department staffing and staff qualifications; and

e.
The Internal Auditing Department charter.

14.
Review with the Director of Internal Auditing the results of the annual Code of Business Conduct questionnaire.

15.
Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies and programs, and reports received from regulators.

16.
Report Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

17.
Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, and retain independent counsel, accountants or others to assist it in the conduct of any investigation.

18.
Assume such other duties and considerations as may be delegated to the Committee by the Board of Directors, or required of the Committee upon the request of the Board of Directors from time to time pursuant to a duly adopted resolution of the Board of Directors.

A–3

LOUISVILLE GAS AND ELECTRIC COMPANY

2000 FINANCIAL REPORT

LOUISVILLE GAS AND ELECTRIC COMPANY

2000 FINANCIAL REPORT

TABLE OF CONTENTS

Index of Abbreviations	2
Selected Financial Data	3
Management's Discussion and Analysis	4
Statements of Income	15
Statements of Retained Earnings	15
Statements of Comprehensive Income	16
Balance Sheets	17
Statements of Cash Flows	18
Statements of Capitalization	19
Notes to Financial Statements	20
Report of Management	40
Report of Independent Public Accountants	41

INDEX OF ABBREVIATIONS

Capital Corp.	LG&E Capital Corp.
Clean Air Act	The Clean Air Act, as amended in 1990
CNN	Certificate of Public Convenience and Necessity
CT	Combustion Turbines
DSM	Demand Side Management
ECR	Environmental Cost Recovery
EEI	Electric Energy, Inc.
EITF	Emerging Issues Task Force Issue
EPA	U.S. Environmental Protection Agency
ESM	Earnings Sharing Mechanism
FAC	Fuel Adjustment Clause
FERC	Federal Energy Regulatory Commission
FPA	Federal Power Act
FT	Firm Transportation
GSC	Gas Supply Clause
Holding Company Act	Public Utility Holding Company Act of 1935
IBEW	International Brotherhood of Electrical Workers
IMEA	Illinois Municipal Electric Agency
IMPA	Indiana Municipal Power Agency
Kentucky Commission	Kentucky Public Service Commission
KIUC	Kentucky Industrial Utility Consumers, Inc.
KU	Kentucky Utilities Company
KU Energy	KU Energy Corporation
Kva	Kilovolt-ampere
LEM	LG&E Energy Marketing Inc.
LG&E	Louisville Gas and Electric Company
LG&E Energy	LG&E Energy Corp.
LG&E Services	LG&E Energy Services Inc.
Mcf	Thousand Cubic Feet
Merger Agreement	Agreement and Plan of Merger dated May 20, 1997
MGP	Manufactured Gas Plant
Mmbtu	Million British thermal units
Moody's	Moody's Investor Services, Inc.
Mw	Megawatts
Mwh	Megawatt hours
NAAQS	National Ambient Air Quality Standards
NNS	No-Notice Service
NOx	Nitrogen Oxide
PBR	Performance-Based Ratemaking
Powergen	Powergen plc
PUHCA	Public Utility Holding Company Act of 1935
S&P	Standard & Poor's Rating Services
SCR	Selective Catalytic Reduction
SEC	Securities And Exchange Commission
SERP	Supplemental Employee Retirement Plan
SFAS	Statement of Financial Accounting Standards
SIP	State Implementation Plan
SO2	Sulfur Dioxide
Tennessee Gas	Tennessee Gas Pipeline Company
Texas Gas	Texas Gas Transmission Corporation
TRA	Tennessee Regulatory Authority
Trimble County	LG&E's Trimble County Unit 1
USWA	United Steelworkers of America
Utility Operations	Operations of LG&E and KU

Louisville Gas and Electric Company
Selected Financial Data.

Years Ended December 31
(Thousands of $)

	2000	1999	1998	1997	1996
LG&E:
Operating revenues:
Revenues	$985,947	$969,984	$854,556	$845,543	$821,115
Provision for rate refunds	(2,500)	(1,735)	(4,500)	—	—

Total operating revenues	983,447	968,249	850,056	845,543	821,115

Net operating income:
Before unusual items	150,361	142,263	138,207	148,186	147,263
Provision for rate refunds	(1,491)	(2,172)	(2,684)	—	—

Total net operating income	148,870	140,091	135,523	148,186	147,263

Net income:
Before unusual items	112,064	108,442	104,381	113,273	107,941
Provision for rate refunds	(1,491)	(2,172)	(2,684)	—	—
Merger costs	—	—	(23,577)	—	—

Net income	110,573	106,270	78,120	113,273	107,941

Net income available for common stock	105,363	101,769	73,552	108,688	103,373

Total assets	2,226,084	2,171,452	2,104,637	2,055,641	2,006,712

Long-term obligations (including amounts due within one year)	$606,800	$626,800	$626,800	$646,800	$646,800

LG&E's Management's Discussion and Analysis of Results of Operations and Financial Condition and LG&E's Notes to Financial Statements should be read in conjunction with the above information.

Louisville Gas and Electric Company
Management's Discussion and Analysis of Results of Operations and Financial Condition.

GENERAL

    The following discussion and analysis by management focuses on those factors that had a material effect on LG&E's financial results of operations and financial condition during 2000, 1999, and 1998 and should be read in connection with the financial statements and notes thereto.

    Some of the following discussion may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate," "expect," "estimate," "objective," "possible," "potential" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include: general economic conditions; business and competitive conditions in the energy industry; changes in federal or state legislation; unusual weather; actions by state or federal regulatory agencies; and other factors described from time to time in LG&E's reports to the Securities and Exchange Commission, including Exhibit No. 99.01 to this report on Form 10-K.

MERGER

    On December 11, 2000, LG&E Energy Corp. and Powergen plc successfully completed the merger transaction involving the two companies. LG&E Energy had announced on February 28, 2000, that its Board of Directors accepted the offer to be acquired by Powergen for cash of approximately $3.2 billion or $24.85 per share and the assumption of $2.2 billion of LG&E Energy's debt. Pursuant to the acquisition agreement, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E became an indirect subsidiary of Powergen. LG&E will continue its separate identity and serve customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction and LG&E will continue to file SEC reports. Following the merger, Powergen became a registered holding company under PUHCA, and LG&E, as a subsidiary of a registered holding company, became subject to additional regulation under PUHCA. See "Rates and Regulation" under Item 1.

    Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. The outstanding preferred stock of LG&E, a subsidiary of LG&E Energy, was not affected by the merger. See Note 2 of LG&E's Notes to Financial Statements under Item 8.

RESULTS OF OPERATIONS

Net Income

    LG&E's net income increased $4.3 million for 2000, as compared to 1999. This increase is mainly due to higher gas sales resulting from the colder winter weather experienced in 2000, lower administrative costs and operating expenses at the electric generating stations, partially offset by decreased electric revenues due to a rate reduction ordered by the Kentucky Commission and higher maintenance expenses.

    Net income increased $28.2 million for 1999, compared to 1998, primarily due to non-recurring charges in 1998 for merger-related expenses of $23.6 million, after tax. Excluding these non-recurring charges, net income increased $4.6 million. This increase is mainly due to higher electric revenues, lower administrative costs and operating expenses at the electric generating stations, partially offset by higher maintenance expenses at the electric generating stations.

Revenues

    A comparison of operating revenues for the years 2000 and 1999, excluding the provisions recorded for refunds in 2000 and in 1999, with the immediately preceding year reflects both increases and decreases, which have been segregated by the following principal causes (in thousands of $):

	Increase (Decrease) From Prior Period
	Electric Revenues		Gas Revenues
Cause
	2000	1999	2000	1999
Retail sales:
Fuel and gas supply adjustments, etc.	$(9,027)	$(2,014)	$57,156	$(24,791)
Merger surcredit	(2,331)	(4,194)	—	—
Performance based rate	4,114	(6,076)	—	—
Demand side management/decoupling	6	(2,985)	(20)	(6,462)
Environmental cost recovery surcharge	(1,308)	(570)	—	—
Electric rate reduction	(20,727)	—	—	—
Gas rate increase	—	—	4,221	—
Variation in sales volumes	5,753	22,009	23,596	17,779

Total retail sales	(23,520)	6,170	84,953	(13,474)
Wholesale sales	(56,256)	121,996	9,226	(602)
Gas transportation-net	—	—	572	(575)
Other	829	1,228	159	685

Total	$(78,947)	$129,394	$94,910	$(13,966)

    Electric revenues decreased in 2000 primarily due to a decrease in brokered activity in the wholesale electric sales market and the electric rate reduction ordered by the Kentucky Commission. In January 2000, the Kentucky Commission ordered an electric rate reduction and the termination of LG&E's proposed electric PBR mechanism. Gas revenues increased primarily as a result of higher gas supply costs billed to customers through the gas supply clause coupled with increased gas sales in 2000 due to colder weather, as heating degree days increased 15% over 1999. Increased wholesale gas sales, and the effects of a gas rate increase ordered by the Kentucky Commission in September 2000 also contributed to increased gas revenues.

    Electric revenues increased in 1999 primarily due to wholesale electric sales and higher levels of retail sales volumes, partially offset by the PBR and merger surcredit bill reductions. Wholesale sales increased in 1999 due to large amounts of power available. Gas revenues decreased primarily as a result of lower gas supply costs billed to customers through the gas supply clause, partially offset by increased gas sales in 1999 due to colder weather.

Expenses

    Fuel for electric generation and gas supply expenses comprises a large component of LG&E's total operating costs. LG&E's electric rates contain an FAC and gas rates contain a GSC, whereby increases or decreases in the cost of fuel and gas supply are reflected in the FAC and GSC factors, subject to approval by the Kentucky Commission. In July 1999, the Kentucky Commission implemented rates proposed in LG&E's PBR filing resulting in the discontinuance of the FAC. In January 2000, the Kentucky Commission rescinded the PBR rates and ordered the reinstatement of the FAC. See Note 3 of LG&E's Notes to Financial Statements under Item 8 for a further discussion of the PBR and the FAC.

    Fuel for electric generation increased $.3 million (.2%) in 2000 because of an increase in generation to support increased electric sales ($7.6 million), offset partially by a lower cost of coal burned ($7.3 million). Fuel for electric generation increased $4.4 million (2.9%) in 1999 because of an increase in generation to support increased electric sales ($7.4 million), offset partially by a lower cost of coal burned ($3 million). The average delivered cost per ton of coal purchased was $20.96 in 2000, $21.49 in 1999, and $22.38 in 1998.

    Power purchased decreased $72.7 million (42.9%) in 2000 primarily due to decreased brokered sales activity in the wholesale electric market. Power purchased increased $119.4 million (238%) in 1999 primarily due to increased purchases to serve native load customers during the summer months and off-system sales activity.

    Gas supply expenses increased $82.2 million (71.6%) in 2000 primarily due to an increase in cost of net gas supply ($70.4 million), and due to an increase in the volume of gas delivered to the distribution system ($11.8 million). Gas supply expenses decreased $11.1 million (8.9%) in 1999 primarily due to a decrease in cost of net gas supply ($17.1 million), partially offset by an increase in the volume of gas delivered to the distribution system ($6 million). The average unit cost per Mcf of purchased gas was $5.08 in 2000, $2.99 in 1999, and $3.05 in 1998.

    Operation expenses decreased $18.7 million (12.1%) in 2000 primarily due to lower administrative costs, $13.8 million, (due to decreases in pension expense, $5.4 million, year 2000 expenses, $4.0 million, and decreased salaries due to fewer employees in 2000, $2 million) and a decrease in steam production costs primarily at the Mill Creek generating station ($5 million). Operation expenses decreased $8.9 million (5.4%) in 1999 primarily due to decreased costs to operate the electric generating plants ($5.7 million) and lower administrative costs ($4.6 million).

    Maintenance expenses for 2000 increased $5.6 million (9.6%) primarily due to an increase in software maintenance agreements ($3.9 million), and maintenance of communications equipment ($1.5 million). Maintenance expenses for 1999 increased $5.3 million (10.1%) primarily due to increases in scheduled outages at the Mill Creek generating station units 3 and 4, and the Cane Run generating station units 4 and 6 ($2.4 million) and increased forced outages at Mill Creek units 1 and 4 and Cane Run unit 5 ($3.9 million).

    Depreciation and amortization increased $1.1 million (1.1%) in 2000 and increased $4 million (4.3%) in 1999 over 1998 because of additional utility plant in service in both years.

    A depreciation study was completed in late 2000 with new depreciation rates going into effect on January 1, 2001. The new rates, as compared to rates in effect for 2000, are expected to increase LG&E's depreciation expense by about $.9 million in 2001.

    Property and other taxes increased $2.1 million (12.1%) in 2000 primarily due to increased payroll and property taxes.

    Other income—net, increased $.8 million (18.9%) in 2000 primarily due to a decrease in income tax expense associated with increased interest expenses.

    LG&E incurred a pre-tax charge in 1998 for costs associated with the merger of LG&E Energy and KU Energy of $32.1 million. The amount charged is in excess of the amount permitted to be deferred as a regulatory asset by the Kentucky Commission. The corresponding tax benefit of $8.5 million is recorded in other income-net. See Note 2 of LG&E's Notes to Financial Statements under Item 8.

    Interest charges for 2000 increased $5.3 million (13.9%) due to having short-term borrowings for entire 2000 as compared to two months in 1999 ($7.1 million), partially offset by a decrease in interest on debt to associated companies ($1 million) and lower interest rates on variable rate debt ($1 million). Interest charges for 1999 increased $1.6 million (4.5%) due to short-term borrowings, partially offset by lower interest rates on variable rate debt ($.6 million). See Note 10 of LG&E's Notes to Financial Statements under Item 8.

    LG&E's embedded cost of long-term debt was 5.40% at December 31, 2000, and 5.46% at December 31, 1999. See Note 10 of LG&E's Notes to Financial Statements under Item 8.

    Variations in income tax expenses are largely attributable to changes in pre-tax income as well as non-deductible merger expenses in 1998.

    The rate of inflation may have a significant impact on LG&E's operations, its ability to control costs and the need to seek timely and adequate rate adjustments. However, relatively low rates of inflation in the past few years have moderated the impact on current operating results.

LIQUIDITY AND CAPITAL RESOURCES

    LG&E uses net cash generated from its operations and external financing to fund construction of plant and equipment and the payment of dividends. LG&E believes that such sources of funds will be sufficient to meet the needs of its business in the foreseeable future.

Operating Activities

    Cash provided by operations was $156.2 million, $180.5 million and $225.7 million in 2000, 1999, and 1998, respectively. The 2000 decrease resulted mainly from an increase in accounts receivable, and a decrease in accrued taxes. The 1999 decrease resulted from a net decrease in non-cash income statement items and a net decrease in net current assets, including decreases in accounts payable and accrued taxes.

Investing Activities

    LG&E's primary use of funds continues to be for capital expenditures and the payment of dividends. Capital expenditures were $144 million, $195 million and $138 million in 2000, 1999, and 1998, respectively. LG&E expects its capital expenditures for 2001 and 2002 will total approximately $413 million, which consists primarily of construction estimates associated with installation of nitrogen oxide control equipment as described in the section titled "Environmental Matters," purchase of two jointly owned CTs with KU and on-going construction for the distribution systems.

    Net cash used for investment activities decreased by $43.3 million in 2000 as compared to 1999, and increased $47.2 million in 1999 compared to 1998, primarily due to construction expenditures.

Financing Activities

    Cash outflows for financing activities in 2000 were $67.7 million. Cash inflow from financing activities in 1999 was $26.7 million and cash outflow for 1998 was $107.6 million. In 2000, total debt was paid down by $20 million to $606.8 million at December 31, 2000. LG&E received $40 million in contributed capital from its parent company in December 2000. LG&E also refinanced $108.3 million of its pollution control bonds in 2000.

    As of December 2000, LG&E had committed credit facility aggregating $200 million with various banks. Unused capacity under these lines were approximately $200 million after considering the commercial paper support. The credit facility will expire in 2001 and management expects to renegotiate the credit facility at that time.

Future Capital Requirements

    Future capital requirements may be affected in varying degrees by factors such as load growth, changes in construction expenditure levels, rate actions by regulatory agencies, new legislation, market entry of competing electric power generators, changes in environmental regulations and other regulatory requirements. LG&E anticipates funding its requirements through operating cash flow, debt, preferred stock or common equity.

    LG&E's debt ratings as of February 28, 2001, were:

	Moody's	S&P	Fitch
First mortgage bonds	A1	A-	AA-
Unsecured debt	A2	BBB	A+
Preferred stock	a2	BBB-	A
Commercial paper	P-1	A-2	F-1

    The Moody's and Fitch ratings are on Credit Watch with negative implications. These ratings reflect the views of Moody's, S&P and Fitch. A security rating is not a recommendation to buy, sell or hold securities and is subject to revision or withdrawal at any time by the rating agency.

Market Risks

    LG&E is exposed to market risks from changes in interest rates and commodity prices. To mitigate changes in cash flows attributable to these exposures, LG&E uses various financial instruments including derivatives. Derivative positions are monitored using techniques that include market value and sensitivity analysis.

Interest Rate Sensitivity

    LG&E has short-term and long-term variable rate debt obligations outstanding. At December 31, 2000, the potential change in interest expense associated with a 1% change in base interest rates of LG&E's unhedged debt was estimated at $1.2 million.

    Interest rate swaps are used to hedge LG&E's underlying variable rate debt obligations. These swaps hedge specific debt issuance and consistent with management's designation are accorded hedge accounting treatment.

    As of December 31, 2000, LG&E had swaps with a combined notional value of $234.3 million. The swaps exchange floating-rate interest payments for fixed interest payments to reduce the impact of interest rate changes on LG&E's Pollution Control Bonds. As of December 31, 2000, 66% of the outstanding variable interest rate borrowings were converted to fixed interest rates through swaps. The potential loss in fair value from these positions resulting from a hypothetical 1% adverse movement in base interest rates is estimated at $6.9 million as of December 31, 2000. Changes in the market value of these swaps if held to maturity, as LG&E intends to do, are not expected to have any effect on LG&E's net income or cash flow. See Note 4 of LG&E's Notes to Financial Statements under Item 8.

Commodity Price Sensitivity

    LG&E has limited exposure to market price volatility in prices of fuel and electricity, as long as cost-based regulations exist, including the FAC and GSC.

YEAR 2000 COMPUTER SOFTWARE ISSUE

Result of Year 2000 Preparation

    The remediation efforts of LG&E in preparing for potential Year 2000 computer problems were successful and resulted in LG&E incurring no material disruptions in services or operations of any sort. To the extent, if any, certain third parties such as interconnected utilities, key customers or suppliers still face Year 2000 disruptions due to incomplete remediation, LG&E may still retain risk related to Year 2000 issues. LG&E is not presently aware of any such situations and does not anticipate such events will have a material effect on LG&E's financial condition or results of operations.

Cost of Year 2000 Issues

    LG&E's system modification costs related to the Year 2000 issue were expensed as incurred, while new system installations are being capitalized pursuant to generally accepted accounting principles. Through December 2000, LG&E incurred approximately $18.6 million in capital and operating costs in connection with the Year 2000 issue.

RATES AND REGULATION

    Following the merger transaction involving LG&E Energy and Powergen, Powergen became a registered holding company under PUHCA. As a result, Powergen, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. Powergen believes that it has adequate authority (including financing authority) under existing SEC orders and regulations for it and its subsidiaries to conduct their businesses as proposed during 2001. Powergen will seek additional authorization when necessary.

    LG&E is subject to the jurisdiction of the Kentucky Commission in virtually all matters related to electric and gas utility regulation, and as such, their accounting is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Given LG&E's competitive position in the market and the status of regulation in the state of Kentucky, LG&E has no plans or intentions to discontinue its application of SFAS No. 71. See Note 3 of LG&E's Notes to Financial Statements under Item 8.

Environmental Cost Recovery

    In August 1999, a final order of the Kentucky Commission approved LG&E's settlement agreement concerning the refund of the recovery of costs associated with pre-1993 environmental projects. LG&E began applying the refund to customers' bills in October 1999, and completed the refund process in the month of November 2000. All aspects of the original litigation of this issue have now been resolved.

    In March 2000, LG&E filed an application with the Kentucky Commission to obtain a CCN to construct up to three SCRs NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2003. Following a period of discovery in the proceeding, the Kentucky Commission granted LG&E's request for a CCN in June 2000. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's application will allow LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews. Following the completion of hearings in March 2001, a ruling is expected by May 2001.

Electric PBR/ESM

    In October 1998, LG&E filed an application with the Kentucky Commission for approval of a new method of determining electric rates that sought to provide financial incentives for LG&E to further reduce customers' rates. The filing was made pursuant to the September 1997 Kentucky Commission order approving the merger of LG&E Energy and KU Energy, wherein the Kentucky Commission directed LG&E to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The proposed ratemaking method, known as PBR, included financial incentives for LG&E to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR proposal provided for financial penalties and rewards to assure continued high quality service and reliability.

    In April 1999, LG&E filed a joint agreement with KU and the Kentucky Attorney General to adopt the PBR plan subject to certain amendments. The Kentucky Commission issued initial orders implementing the amended PBR plan, effective July 1999, and subject to modification. The Kentucky Commission also consolidated into the continuing PBR proceedings an earlier March 1999, rate complaint by a group of industrial intervenors, KIUC, in which KIUC requested significant reductions in electric rates. Hearings were conducted before the Kentucky Commission on LG&E's amended PBR plan and the KIUC rate reduction petitions in August and September 1999.

    In January 2000, the Kentucky Commission issued orders for LG&E in the subject cases, ruling that LG&E should reduce base rates by $27.2 million effective with bills rendered beginning March 1, 2000. The Kentucky Commission eliminated LG&E's proposal to operate under its PBR plan and reinstated the FAC mechanism effective March 1, 2000. The Kentucky Commission offered LG&E the opportunity to operate under an ESM for the next three years. Under this mechanism, incremental annual earnings resulting in a rate of return on equity either above or below a range of 10.5% to 12.5% would be shared 60% with shareholders and 40% with ratepayers.

    Later in January 2000, LG&E filed motions for correction to the January 2000 orders for computational and other errors made in the Kentucky Commission's orders which produced overstatements in the base rate reductions to LG&E of $1.1 million. In February 2000, LG&E accepted the Kentucky Commission's proposed ESM and filed an ESM tariff which contained detailed provisions for operation of the ESM rates. In June 2000, the Kentucky Commission ruled that the final rate reduction should be $26.3 million, a change of approximately $900,000 and ordered LG&E to implement the revised rates effective with service rendered beginning June 1, 2000. LG&E reinstated its FAC beginning with March 2000 billings.

    The first ESM filing was made on March 1, 2001, for year ended December 31, 2000. By order of the Kentucky Commission rate changes prompted by the ESM filing go into effect in April of each year. At December 31, 2000, LG&E recorded in its financial statements an estimated refund to ratepayers of $2.5 million.

DSM

    LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program (decoupling), but in 1998, LG&E and customer interest groups requested an end to the then current form of the decoupling rate mechanism. In September 1998, the Kentucky Commission accepted

LG&E's modified tariff discontinuing the decoupling mechanism effective as of June 1, 1998. In September 2000, LG&E filed a plan to continue DSM programming with the Kentucky Commission. This filing calls for the expansion of the DSM programs into the service territory served by KU and proposes a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

Gas PBR

    Since October 1997, LG&E has implemented an experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2000, LG&E has achieved $19.6 million in savings. Of the total savings, LG&E has retained $8.9 million, and the remaining portion of $10.7 million has been shared with customers. In December 2000, LG&E filed an Application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR for an additional five years as a result of the benefits provided to both LG&E and its customers during the preceding three year experimental period. A ruling is expected by the summer of 2001.

FAC

    Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers, the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998, of which $1.9 million was refunded in April 1999, for the period beginning November 1994, and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on wholesale sales appropriate for recovery through the FAC. Following rehearing in December 1999, the Kentucky Commission agreed with LG&E's position on the appropriate loss factor to use in the FAC computation and issued an order reducing the refund level for the 18-month period under review to approximately $800,000. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin County, Kentucky Circuit Court and in May 2000, the Court affirmed the Kentucky Commission's orders regarding the amounts disallowed and ordered the case remanded as to the Kentucky Commission's denial of interest, directing the Kentucky Commission to determine whether interest should be awarded to LG&E's ratepayers. In June 2000, LG&E appealed the Circuit Court's decision to the Kentucky Court of Appeals. A final decision on the appeal is not expected until late 2001 or early 2002.

Gas Rate Case

    In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. LG&E asked for a general adjustment in gas rates for a test year for the twelve months ended December 31, 1999. The revenue increase applied for was $26.4 million. The Kentucky Commission subsequently suspended the effective date of the proposed new tariffs, and held hearings during August 2000. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on revenues from gas sales. In October 2000, the Kentucky Attorney General requested that the Kentucky Commission grant rehearing on a single revenue requirements issue (normalization of forfeited discounts) on the grounds that the September order did not rule on or otherwise discuss the issue. In November 2000, the Kentucky Commission granted the Attorney General's request for rehearing, rejected the Attorney General's proposed adjustment to normalize the level of forfeited discounts, and ordered that its September 2000 order be modified to reflect its findings on the issue.

Kentucky Commission Administrative Case for Affiliate Transactions

    In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Kentucky Commission issued a draft code of conduct and cost allocation guidelines. In January 1999, LG&E, as well as all parties to the proceeding, filed comments on the Kentucky Commission draft proposals. In December 1999, the Kentucky Commission issued guidelines on cost allocation and held a hearing in January 2000, on the draft code of conduct. In February 2000, the Kentucky Commission issued a draft Code of Conduct for the purpose of further consideration in the process to promulgate a regulation. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities who provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. On February 14, 2001, the Kentucky Commission published notice of their intent to promulgate new administrative regulations. In the same Bill, the General Assembly set forth provisions to govern a utilities activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time.

Environmental Matters

    The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

    In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its State Implementation Plan or "SIP" to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. Both rules were appealed to the U.S. Court of Appeals for the D.C. Circuit. The D.C. Circuit subsequently upheld most provisions of the NOx SIP Call rule, but extended the compliance date to May 2004. As the court has yet to issue a final ruling on the Section 126 rule, all LG&E generating units remain subject to the May 2003 compliance date under that rule. LG&E continues to monitor the status of various appeals pending in the D.C. Circuit and U.S. Supreme Court.

    LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. LG&E estimates that it will incur total capital costs of approximately $160 million to reduce its NOx emissions to the 0.15 lb./Mmbtu level on a company-wide basis. In addition, LG&E will incur additional operating and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believes that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of recovery.

    LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program.

    LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements.

    See Note 12 of LG&E's Notes to Financial Statements under Item 8 for an additional discussion of environmental issues.

FUTURE OUTLOOK

Competition and Customer Choice

    LG&E has moved aggressively over the past decade to be positioned for, and to help promote, the energy industry's shift to customer choice and a competitive market for energy services. Specifically, LG&E has taken many steps to prepare for the expected increase in competition in its business, including support for performance-based ratemaking structures, aggressive cost reduction activities; strategic acquisitions, dispositions and growth initiatives; write-offs of previously deferred expenses; an increase in focus on commercial and industrial customers; an increase in employee training; and necessary corporate and business unit realignments. LG&E continues to be active in the national debate surrounding the restructuring of the energy industry and the move toward a competitive, market-based environment. LG&E has urged Congress to set a specific date for a complete transition to a competitive market, one that will quickly and efficiently bring the benefits associated with customer choice. LG&E has previously advocated the implementation of this transition by January 1, 2001, and now recommends adoption of federal legislation specifying a date certain and appropriate transition regulations implementing deregulation.

    In December 1997, the Kentucky Commission issued a set of principles which was intended to serve as its guide in consideration of issues relating to industry restructuring. Among the issues addressed by these principles are: consumer protection and benefit, system reliability, universal service, environmental responsibility, cost allocation, stranded costs and codes of conduct. During 1998, the Kentucky Commission and a task force of the Kentucky General Assembly had each initiated proceedings, including meetings with representatives of utilities, consumers, state agencies and other groups in Kentucky, to discuss the possible structure and effects of energy industry restructuring in Kentucky.

    In November 1999, the task force issued a report to the Governor of Kentucky and a legislative agency recommending no general electric industry restructuring actions during the 2000 legislative session and no such actions were taken at the 2000 or 2001 legislative session.

    Thus, at the time of this report, neither the Kentucky General Assembly nor the Kentucky Commission has adopted or approved a plan or timetable for retail electric industry competition in Kentucky. The nature or timing of the ultimate legislative or regulatory actions regarding industry restructuring and their impact on LG&E, which may be significant, cannot currently be predicted.

    While many states have moved forward in providing retail choice, many others have not. Some are reconsidering their initiatives and have even delayed implementation. Recent activities in California that have resulted in extremely high wholesale (and in some cases, consumer) electric prices are becoming significant factors in the deliberations by other states.

Louisville Gas and Electric Company
Statements of Income
(Thousands of $)

	Years Ended December 31
	2000	1999	1998
OPERATING REVENUES:
Electric	$713,458	$792,405	$663,011
Gas	272,489	177,579	191,545
Provision for rate refunds (Note 3)	(2,500)	(1,735)	(4,500)

Total operating revenues (Note 1)	983,447	968,249	850,056

OPERATING EXPENSES:
Fuel for electric generation	159,418	159,129	154,683
Power purchased	96,894	169,573	50,176
Gas supply expenses	196,912	114,745	125,894
Other operation expenses	135,943	154,667	163,584
Maintenance	63,709	58,119	52,786
Depreciation and amortization	98,291	97,221	93,178
Federal and state income taxes (Note 8)	64,425	57,774	56,307
Property and other taxes	18,985	16,930	17,925

Total operating expenses	834,577	828,158	714,533

Net operating income	148,870	140,091	135,523
Merger costs (Note 2)	—	—	32,072
Other income—net (Note 9)	4,921	4,141	10,991
Interest charges	43,218	37,962	36,322

Net income	110,573	106,270	78,120
Preferred stock dividends	5,210	4,501	4,568

Net income available for common stock	$105,363	$101,769	$73,552

Statements of Retained Earnings
(Thousands of $)

	Years Ended December 31
	2000	1999	1998
Balance January 1	$259,231	$247,462	$258,910
Add net income	110,573	106,270	78,120

	369,804	353,732	337,030

Deduct:
Cash dividends declared on stock:
5% cumulative preferred	1,075	1,075	1,075
Auction rate cumulative preferred	2,666	1,957	2,024
$5.875 cumulative preferred	1,469	1,469	1,469
Common	50,000	90,000	85,000

	55,210	94,501	89,568

Balance December 31	$314,594	$259,231	$247,462

The accompanying notes are an integral part of these financial statements.

Louisville Gas and Electric Company
Statements of Comprehensive Income
(Thousands of $)

	Years Ended December 31
	2000	1999	1998
Net income available for common stock	$105,363	$101,769	$73,552
Unrealized holding losses on available-for-sale securities arising during the period	—	(402)	(14)
Income tax (expense) benefit related to items of other comprehensive income	—	163	(18)

Comprehensive income	$105,363	$101,530	$73,520

The accompanying notes are an integral part of these financial statements.

Louisville Gas and Electric Company
Balance Sheets
(Thousands of $)

	December 31
	2000	1999
ASSETS:
Utility plant, at original cost (Note 1):
Electric	$2,459,206	$2,396,707
Gas	389,371	365,128
Common	148,530	141,009

	2,997,107	2,902,844
Less: reserve for depreciation	1,296,865	1,215,032

	1,700,242	1,687,812
Construction work in progress	189,218	162,995

	1,889,460	1,850,807

Other property and investments—less reserve	1,357	1,224
Current assets:
Cash and temporary cash investments	2,495	54,761
Marketable securities (Note 6)	4,056	6,936
Accounts receivable—less reserve of $1,286 in 2000 and $1,233 in 1999	170,852	113,859
Materials and supplies—at average cost:
Fuel (predominantly coal)	9,325	17,350
Gas stored underground	54,441	38,780
Other	31,685	35,010
Prepayments and other	1,317	2,775

	274,171	269,471

Deferred debits and other assets:
Unamortized debt expense	5,784	5,607
Regulatory assets (Note 3)	36,808	31,443
Other	18,504	12,900

	61,096	49,950

	$2,226,084	$2,171,452

CAPITAL AND LIABILITIES:
Capitalization (see statements of capitalization):
Common equity	$778,928	$683,376
Cumulative preferred stock	95,140	95,328
Long-term debt (Note 10)	360,600	380,600

	1,234,668	1,159,304

Current liabilities:
Current portion of long-term debt (Note 10)	246,200	246,200
Notes payable (Note 11)	114,589	120,097
Accounts payable	134,392	113,008
Provision for rate refunds	2,500	8,962
Dividends declared	1,367	24,236
Accrued taxes	8,073	23,759
Accrued interest	6,350	9,265
Other	15,826	15,725

	529,297	561,252

Deferred credits and other liabilities:
Accumulated deferred income taxes (Notes 1 and 8)	289,232	255,910
Investment tax credit, in process of amortization	62,979	67,253
Accumulated provision for pensions and related benefits (Note 7)	31,257	38,431
Customers' advances for construction	9,578	11,104
Regulatory liabilities (Note 3)	55,152	58,726
Other	13,921	19,472

	462,119	450,896

Commitments and contingencies (Note 12)	$2,226,084	$2,171,452

The accompanying notes are an integral part of these financial statements.

Louisville Gas and Electric Company
Statements of Cash Flows
(Thousands of $)

	Years Ended December 31
	2000	1999	1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$110,573	$106,270	$78,120
Items not requiring cash currently:
Depreciation and amortization	98,291	97,221	93,178
Deferred income taxes—net	31,020	(5,279)	2,747
Investment tax credit—net	(4,274)	(4,289)	(4,258)
Other	8,481	6,924	5,534
Change in certain net current assets:
Accounts receivable	(56,993)	28,721	(17,708)
Materials and supplies	(4,311)	(559)	423
Accounts payable	21,384	(20,665)	34,779
Provision for rate refunds	(6,462)	(4,299)	13
Accrued taxes	(15,686)	(8,170)	13,206
Accrued interest	(2,915)	1,227	22
Prepayments and other	1,561	(7)	976
Other	(24,431)	(16,602)	18,679

Net cash flows from operating activities	156,238	180,493	225,711

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of securities	(708)	(1,144)	(17,397)
Proceeds from sales of securities	4,089	11,662	18,841
Construction expenditures	(144,216)	(194,644)	(138,345)

Net cash flows used for investing activities	(140,835)	(184,126)	(136,901)

CASH FLOWS FROM FINANCING ACTIVITIES:
Short-term borrowing	(5,508)	120,097	—
Issuance of pollution control bonds	106,545	—	—
Retirement of first mortgage bonds and pollution control bonds	(130,627)	—	(20,000)
Additional paid-in capital	40,000	—	—
Payment of dividends	(78,079)	(93,433)	(87,552)

Net cash flows from financing activities	(67,669)	26,664	(107,552)

Change in cash and temporary cash investments	(52,266)	23,031	(18,742)
Cash and temporary cash investments at beginning of year	54,761	31,730	50,472

Cash and temporary cash investments at end of year	$2,495	$54,761	$31,730

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$46,562	$76,761	$40,334
Interest on borrowed money	42,958	33,507	34,245

The accompanying notes are an integral part of these financial statements.

Louisville Gas and Electric Company
Statements of Capitalization
(Thousands of $)

	December 31
	2000	1999
COMMON EQUITY:
Common stock, without par value—
Authorized 75,000,000 shares, outstanding 21,294,223 shares	$425,170	$425,170
Common stock expense	(836)	(836)
Additional paid-in capital	40,000	—
Unrealized loss on marketable securities, net of income taxes ($128) in 1999 (Note 6)	—	(189)
Retained earnings	314,594	259,231

	778,928	683,376

CUMULATIVE PREFERRED STOCK:
Redeemable on 30 days notice by LG&E
	Shares Outstanding	Current Redemption Price
$25 par value, 1,720,000 shares authorized—
5% series	860,287	$28.00	21,507	21,507
Without par value, 6,750,000 shares authorized—
Auction rate	500,000	100.00	50,000	50,000
$5.875 series	250,000	103.53	25,000	25,000
Preferred stock expense			(1,367)	(1,179)

			95,140	95,328

LONG-TERM DEBT (Note 10):
First mortgage bonds—
Series due July 1, 2002, 7 1/2%	—	20,000
Series due August 15, 2003, 6%	42,600	42,600
Pollution control series:
P due June 15, 2015, 7.45%	—	25,000
Q due November 1, 2020, 7 5/8%	—	83,335
R due November 1, 2020, 6.55%	41,665	41,665
S due September 1, 2017, variable	31,000	31,000
T due September 1, 2017, variable	60,000	60,000
U due August 15, 2013, variable	35,200	35,200
V due August 15, 2019, 5 5/8%	102,000	102,000
W due October 15, 2020, 5.45%	26,000	26,000
X due April 15, 2023, 5.90%	40,000	40,000
Y due May 1, 2027, variable	25,000	—
Z due August 1, 2030, variable	83,335	—

Total first mortgage bonds	486,800	506,800
Pollution control bonds (unsecured)—
Series due September 1, 2026, variable	22,500	22,500
Series due September 1, 2026, variable	27,500	27,500
Series due November 1, 2027, variable	35,000	35,000
Series due November 1, 2027, variable	35,000	35,000

Total unsecured pollution control bonds	120,000	120,000

Total bonds outstanding	606,800	626,800
Less current portion of long-term debt	246,200	246,200

Long-term debt	360,600	380,600

Total capitalization	$1,234,668	$1,159,304

The accompanying notes are an integral part of these financial statements.

Louisville Gas and Electric Company
Notes to Financial Statements

Note 1—Summary of Significant Accounting Policies

    LG&E, a subsidiary of LG&E Energy and an indirect subsidiary of Powergen, is a regulated public utility engaged in the generation, transmission, distribution, and sale of electric energy and the storage, distribution, and sale of natural gas in Louisville and adjacent areas in Kentucky. LG&E Energy is an exempt public utility holding company with wholly-owned subsidiaries including LG&E, KU, Capital Corp., LEM, and LG&E Services. All of the LG&E's Common Stock is held by LG&E Energy.

    On December 11, 2000, LG&E Energy Corp. and Powergen plc completed the merger involving the two companies. Powergen is a registered public utility holding company under PUHCA. No costs associated with the Powergen merger nor any of the effects of purchase accounting have been reflected in the financial statements of LG&E.

    Utility Plant.  LG&E's plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. LG&E has not recorded any allowance for funds used during construction.

    The cost of plant retired or disposed of in the normal course of business is deducted from plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation and gains and losses, if any, are recognized.

    Depreciation.  Depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for 2000 were 3.6% (3.3% electric, 3.8% gas and 7.3% common); for 1999 were 3.4% (3.2% electric, 3.2% gas, and 7.1% common); and for 1998 were 3.4% (3.2% electric, 3.4% gas, and 7.4% common) of average depreciable plant.

    Pursuant to a recently completed depreciation study, LG&E will implement new depreciation rates as of January 1, 2001. The new rates are expected to be 3.5% (3.3% electric, 3.4% gas, and 7.3% common).

    Cash and Temporary Cash Investments.  LG&E considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

    Gas Stored Underground.  Gas inventories of $54.4 million and $38.8 million at December 31, 2000 and 1999, respectively, are included in gas stored underground in the balance sheet. The inventory is accounted for using the average-cost method.

    Financial Instruments.  LG&E uses over-the-counter interest-rate swap agreements to hedge its exposure to fluctuations in the interest rates it pays on variable-rate debt. LG&E also uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are charged or credited to other income—net. The treasury futures are now listed as assets held for sale. See Note 4, Financial Instruments.

    Debt Expense.  Debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

    Deferred Income Taxes.  Deferred income taxes have been provided for all material book-tax temporary differences.

    Investment Tax Credits.  Investment tax credits resulted from provisions of the tax law that permitted a reduction of LG&E's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

    Revenue Recognition.  Revenues are recorded based on service rendered to customers through month-end. LG&E accrues an estimate for unbilled revenues from each meter reading date to the end of the accounting period. The unbilled revenue estimates included in accounts receivable for LG&E at December 31, 2000 and 1999, were approximately $62.8 million and $31.1 million, respectively. Under an agreement approved by the Kentucky Commission in 1994, LG&E implemented a demand side management program, including a "decoupling mechanism" which allowed LG&E to recover a predetermined level of revenue on electric and gas residential sales. In 1998, the decoupling mechanism was suspended. See Note 3, Rates and Regulatory Matters.

    Fuel and Gas Costs.  The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. LG&E implemented a Kentucky Commission-approved experimental performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity in October 1997. See Note 3, Rates and Regulatory Matters.

    Management's Use of Estimates.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 12, Commitments and Contingencies, for a further discussion.

    New Accounting Pronouncements.  During 2000 and 1999, the following accounting pronouncements were issued that affect LG&E:

    SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that LG&E must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 could increase the volatility in earnings and other comprehensive income. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133, deferred the effective date of SFAS No. 133 until January 1, 2001. LG&E adopted SFAS No. 133 on January 1, 2001. The effect of this statement will be a charge of $3.6 million to cumulative effect of change in accounting principle (net of tax) in other comprehensive income.

    EITF No. 98-10, Accounting for Energy Trading and Risk Management Activities was adopted effective January 1, 1999. The pronouncement requires energy trading contracts to be marked to market on the balance sheet, with the gains and losses shown net in the income statement. EITF No. 98-10 more broadly defines what represents energy trading to include economic activities related to physical assets which were not previously marked to market by established industry practice. Adoption of EITF No. 98-10 did not have a material impact on LG&E's consolidated results of operations or financial position.

Note 2—Mergers and Acquisitions

    On December 11, 2000, LG&E Energy Corp. and Powergen plc successfully completed the merger transaction involving the two companies. LG&E Energy had announced on February 28, 2000, that its Board of Directors accepted the offer to be acquired by Powergen for cash of approximately $3.2 billion or $24.85 per share and the assumption of $2.2 billion of LG&E Energy's debt. Pursuant to the acquisition agreement, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E became an indirect subsidiary of Powergen. LG&E will continue its separate identity and serve customers in Kentucky under its existing name. The preferred stock and debt securities of LG&E were not affected by this transaction and LG&E will continue to file SEC reports. Following the merger, Powergen became a registered holding company under PUHCA, and LG&E, as a subsidiary of a registered holding company, became subject to additional regulations under PUHCA.

    LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. As a result of the merger, the LG&E Energy, which is the parent of LG&E, became the parent company of KU. The operating utility subsidiaries (LG&E and KU) have continued to maintain their separate corporate identities and serve customers in Kentucky and Virginia under their present names. LG&E Energy has estimated approximately $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these savings for LG&E of $50.2 million were recorded in the second quarter of 1998, $18.1 million of which were initially deferred and are being amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. LG&E expensed the remaining costs associated with the merger ($32.1 million) in the second quarter of 1998. In regulatory filings associated with approval of the merger, LG&E committed not to seek increases in existing base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the savings, net of the deferred and amortized amount, over a five-year period. The preferred stock and debt securities of LG&E were not affected by the merger.

    Management has accounted for the LG&E Energy—KU Energy merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code.

    As part of its LG&E Energy—KU Energy merger order, the Kentucky Commission approved a surcredit whereby 50% of the net non-fuel cost savings estimated to be achieved from the merger, less $18.1 million or 50% of the originally estimated costs to achieve such savings, be applied to reduce customer rates through a surcredit on customers' bills and the remaining 50% be retained by the companies. The surcredit is allocated 53% to KU and 47% to LG&E pursuant to Kentucky Commission order. The surcredit will be about 2% of customer bills through mid 2003 and will amount to approximately $55 million in net non-fuel savings to LG&E. Any fuel cost savings are passed to Kentucky customers through the companies' fuel adjustment clauses. See Note 3 for more information about LG&E's rates and regulatory matters.

Note 3—Rates and Regulatory Matters

    Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC and the Kentucky

Commission. LG&E is subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, under which certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected return to customers in future rates. LG&E's current or expected recovery of deferred costs and expected return of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in LG&E's balance sheets as of December 31 (in thousands of $):

	2000	1999
Unamortized loss on bonds	$19,036	$16,556
Merger costs	9,073	12,702
Manufactured gas sites	2,368	2,185
One utility costs	6,331	—

Total regulatory assets	36,808	31,443

Deferred income taxes—net	(54,593)	(56,767)
Deferred net gain	(559)	(1,959)

Total regulatory liabilities	(55,152)	(58,726)

Regulatory liabilities—net	$(18,344)	$(27,283)

    PUHCA.  Following the merger transaction involving LG&E Energy and Powergen, Powergen became a registered holding company under PUHCA. As a result, Powergen, its utility subsidiaries, including LG&E, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. Powergen believes that it has adequate authority (including financing authority) under existing SEC orders and regulations for it and its subsidiaries to conduct their businesses as proposed during 2001. Powergen will seek additional authorization when necessary.

    Environmental Cost Recovery.  In August 1999, a final order of the Kentucky Commission approved LG&E's settlement agreement concerning the refund of the recovery of costs associated with pre-1993 environmental projects. LG&E began applying the refund to customers' bills in October 1999, and completed the refund process in the month of November 2000. All aspects of the original litigation of this issue have now been resolved.

    In March 2000, LG&E filed an application with the Kentucky Commission to obtain a CCN to construct up to three SCRs NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2003. Following a period of discovery in the proceeding, the Kentucky Commission granted LG&E's request for a CCN in June 2000. In its order, the Kentucky Commission ruled that LG&E's proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E filed an application with the Kentucky Commission to amend its Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's application will allow LG&E to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews. Following the completion of hearings in March 2001, a ruling is expected by May 2001.

    Electric PBR/ESM.  In October 1998, LG&E filed an application with the Kentucky Commission for approval of a new method of determining electric rates that sought to provide financial incentives for LG&E to further reduce customers' rates. The filing was made pursuant to the September 1997 Kentucky Commission order approving the merger of LG&E Energy and KU Energy, wherein the Kentucky Commission directed LG&E to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The proposed ratemaking method, known as PBR, included financial incentives for LG&E to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR proposal provided for financial penalties and rewards to assure continued high quality service and reliability.

    In April 1999, LG&E filed a joint agreement with KU and the Kentucky Attorney General to adopt the PBR plan subject to certain amendments. The Kentucky Commission issued initial orders implementing the amended PBR plan, effective July 1999, and subject to modification. The Kentucky Commission also consolidated into the continuing PBR proceedings an earlier March 1999, rate complaint by a group of industrial intervenors, KIUC, in which KIUC requested significant reductions in electric rates. Hearings were conducted before the Kentucky Commission on LG&E's amended PBR plan and the KIUC rate reduction petitions in August and September 1999.

    In January 2000, the Kentucky Commission issued orders for LG&E in the subject cases, ruling that LG&E should reduce base rates by $27.2 million effective with bills rendered beginning March 1, 2000. The Kentucky Commission eliminated LG&E's proposal to operate under its PBR plan and reinstated the FAC mechanism effective March 1, 2000. The Kentucky Commission offered LG&E the opportunity to operate under an ESM for the next three years. Under this mechanism, incremental annual earnings resulting in a rate of return on equity either above or below a range of 10.5% to 12.5% would be shared 60% with shareholders and 40% with ratepayers.

    Later in January 2000, LG&E filed motions for correction to the January 2000 orders for computational and other errors made in the Kentucky Commission's orders which produced overstatements in the base rate reductions to LG&E of $1.1 million. In February 2000, LG&E accepted the Kentucky Commission's proposed ESM and filed an ESM tariff which contained detailed provisions for operation of the ESM rates. In June 2000, the Kentucky Commission ruled that the final rate reduction should be $26.3 million, a change of approximately $900,000 and ordered LG&E to implement the revised rates effective with service rendered beginning June 1, 2000. LG&E reinstated its FAC beginning with March 2000 billings.

    The first ESM filing was made on March 1, 2001, for year ended December 31, 2000. By order of the Kentucky Commission rate changes prompted by the ESM filing go into effect in April of each year. At December 31, 2000, LG&E recorded in its financial statements an estimated refund to ratepayers of $2.5 million.

    DSM.  LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program (decoupling), but in 1998, LG&E and customer interest groups requested an end to the then current form of the decoupling rate mechanism. In September 1998, the Kentucky Commission accepted LG&E's modified tariff discontinuing the decoupling mechanism effective as of June 1, 1998. In September 2000, LG&E filed a plan to continue DSM programming with the Kentucky Commission.

This filing calls for the expansion of the DSM programs into the service territory served by KU and proposes a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

    Gas PBR.  Since October 1997, LG&E has implemented an experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2000, LG&E has achieved $19.6 million in savings. Of the total savings, LG&E has retained $8.9 million, and the remaining portion of $10.7 million has been shared with customers. In December 2000, LG&E filed an Application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the PBR for an additional five years as a result of the benefits provided to both LG&E and its customers during the preceding three year experimental period. A ruling is expected by the summer of 2001.

    FAC.  Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E employed an FAC mechanism, which under Kentucky law allowed LG&E to recover from customers, the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998, of which $1.9 million was refunded in April 1999, for the period beginning November 1994, and ending October 1996. The orders changed LG&E's method of computing fuel costs associated with electric line losses on wholesale sales appropriate for recovery through the FAC. Following rehearing in December 1999, the Kentucky Commission agreed with LG&E's position on the appropriate loss factor to use in the FAC computation and issued an order reducing the refund level for the 18-month period under review to approximately $800,000. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin County, Kentucky Circuit Court and in May 2000, the Court affirmed the Kentucky Commission's orders regarding the amounts disallowed and ordered the case remanded as to the Kentucky Commission's denial of interest, directing the Kentucky Commission to determine whether interest should be awarded to LG&E's ratepayers. In June 2000, LG&E appealed the Circuit Court's decision to the Kentucky Court of Appeals. A final decision on the appeal is not expected until late 2001 or early 2002.

    Gas Rate Case.  In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. LG&E asked for a general adjustment in gas rates for a test year for the twelve months ended December 31, 1999. The revenue increase applied for was $26.4 million. The Kentucky Commission subsequently suspended the effective date of the proposed new tariffs, and held hearings during August 2000. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on revenues from gas sales. In October 2000, the Kentucky Attorney General requested that the Kentucky Commission grant rehearing on a single revenue requirements issue (normalization of forfeited discounts) on the grounds that the September order did not rule on or otherwise discuss the issue. In November 2000, the Kentucky Commission granted the Attorney General's request for rehearing, rejected the Attorney General's proposed adjustment to normalize the level of forfeited discounts, and ordered that its September 2000 order be modified to reflect its findings on the issue.

    Kentucky Commission Administrative Case for Affiliate Transactions.  In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Kentucky Commission issued a draft code of conduct and cost allocation guidelines. In January 1999, LG&E, as well as all parties to the proceeding, filed comments on the Kentucky Commission draft proposals. In December 1999, the Kentucky Commission issued guidelines on cost allocation and held a hearing in January 2000, on the draft code of conduct. In February 2000, the Kentucky Commission issued including a draft Code of Conduct for the purpose of further consideration in the process to promulgate a regulation. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities who provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission. On February 14, 2001, the Kentucky Commission published notice of their intent to promulgate new administrative regulations. In the same Bill, the General Assembly set forth provisions to govern a utilities activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E has been operating pursuant thereto since that time.

Note 4—Financial Instruments

    The cost and estimated fair values of LG&E's non-trading financial instruments as of December 31, 2000 and 1999 follow (in thousands of $):

	2000		1999
	Cost	Fair Value	Cost	Fair Value
Marketable securities	$4,403	$4,056	$7,253	$6,936
Long-term investments—
Not practicable to estimate fair value	564	564	746	746
Preferred stock subject to mandatory redemption	25,000	25,275	25,000	24,861
Long-term debt (including current portion)	606,800	606,236	626,800	623,498
U.S. Treasury note and bond futures	—	—	—	81
Interest-rate swaps	—	(5,998)	—	1,666

    All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since LG&E cannot reasonably estimate fair value.

    Interest Rate Swaps.  LG&E enters into interest rate swap agreements to exchange variable interest rate payment obligations without the exchange of underlying principal amounts. As of December 31, 2000, and 1999, LG&E was party to various interest rate swaps with aggregate notional amounts of $234.3 million in each year. Under swap agreements LG&E paid fixed rates averaging 4.40% and 3.80% and received variable rates averaging 4.84% and 5.46% at December 31, 2000, and 1999, respectively. The swaps mature on dates ranging from 2001 to 2020.

    At December 31, 2000, LG&E held U.S. Treasury note and bond futures contracts with notional amounts totaling $6.1 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 2001.

Note 5—Concentrations of Credit and Other Risk

    Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

    LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 299,000 customers and electricity to approximately 364,000 customers in Louisville and adjacent areas in Kentucky. For the year ended December 31, 2000, 72% of total revenue was derived from electric operations and 28% from gas operations.

    In December 1998, LG&E and IBEW Local 2100 employees, which represent approximately 60% of LG&E's workforce, entered into a three-year collective bargaining agreement.

Note 6—Marketable Securities

    In 2000, LG&E classified marketable securities as "trading securities" under the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Prior to that, LG&E's marketable securities had been determined to be "available-for-sale." All unrealized holding gains and losses were immediately recognized in earnings on the date of transfer. Proceeds from sales of trading securities in 2000 were approximately $4.1 million. Proceeds from sales of available-for-sale securities in 1999 were approximately $11.7 million. The sales for both years resulted in immaterial net realized gains and losses, calculated using the specific identification method.

    Approximate cost, fair value, and other required information pertaining to LG&E's securities by major security type, as of December 31, 2000 and 1999, follow (in thousands of $):

	Equity	Fixed Income	Total
2000:
Cost	$4,403	$—	$4,403
Realized losses	(347)	—	(347)

Fair values	$4,056	$—	$4,056

Fair values:
No maturity	$4,056	$—	$4,056

Total fair values	$4,056	$—	$4,056

1999:
Cost	$4,385	$2,868	$7,253
Unrealized gains	90	3	93
Unrealized losses	(304)	(106)	(410)

Fair values	$4,171	$2,765	$6,936

Fair values:
No maturity	$4,171	$—	$4,171
Contractual maturities:
Less than one year	—	2,134	2,134
One to five years	—	631	631

Total fair values	$4,171	$2,765	$6,936

Note 7—Pension Plans and Retirement Benefits

    Pension Plans.  LG&E sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the three-year period ending

December 31, 2000, and a statement of the funded status as of December 31 for each of the last three years (in thousands of $):

	2000	1999	1998
Pension Plans:
Change in benefit obligation
Benefit obligation at beginning of year	$283,267	$311,935	$274,095
Service cost	3,408	5,005	6,333
Interest cost	22,698	21,014	19,873
Plan amendments	17,042	(2,397)	3,724
Curtailment (gain) or loss	—	—	(2,218)
Special termination benefits	—	—	18,295
Benefits paid	(16,656)	(15,471)	(10,866)
Actuarial (gain) or loss and other	1,063	(36,819)	2,699

Benefit obligation at end of year	$310,822	$283,267	$311,935

Change in plan assets
Fair value of plan assets at beginning of year	$360,095	$308,660	$280,238
Actual return on plan assets	(6,150)	51,995	38,913
Employer contributions and plan transfers	(1,804)	16,142	375
Benefits paid	(16,656)	(15,471)	(10,866)
Administrative expenses	(2,107)	(1,231)	—

Fair value of plan assets at end of year	$333,378	$360,095	$308,660

Reconciliation of funded status
Funded status	$22,556	$76,828	$(3,275)
Unrecognized actuarial (gain) or loss	(74,086)	(126,554)	(72,037)
Unrecognized transition (asset) or obligation	(5,853)	(6,965)	(8,076)
Unrecognized prior service cost	47,984	35,588	41,447

Net amount recognized at end of year	$(9,399)	$(21,103)	$(41,941)

	2000	1999	1998
Other Benefits:
Change in benefit obligation
Benefit obligation at beginning of year	$44,997	$44,964	$43,373
Service cost	822	1,205	761
Interest cost	4,225	3,270	2,946
Plan amendments	5,826	2,377	599
Curtailment (gain) or loss	—	—	344
Special termination benefits	—	—	2,855
Benefits paid	(4,889)	(3,050)	(2,634)
Actuarial (gain) or loss	6,000	(3,769)	(3,280)

Benefit obligation at end of year	$56,981	$44,997	$44,964

Change in plan assets
Fair value of plan assets at beginning of year	$10,526	$6,062	$4,384
Actual return on plan assets	(92)	1,776	199
Employer contributions	1,621	4,681	3,207
Benefits paid	(4,889)	(1,993)	(1,728)

Fair value of plan assets at end of year	$7,166	$10,526	$6,062

Reconciliation of funded status
Funded status	$(49,815)	$(34,471)	$(38,902)
Unrecognized actuarial (gain) or loss	5,623	(1,638)	(285)
Unrecognized transition (asset) or obligation	13,374	14,489	18,080
Unrecognized prior service cost	8,960	4,292	3,519

Net amount recognized at end of year	$(21,858)	$(17,328)	$(17,588)

    There are no plan assets in the nonqualified plan due to the nature of the plan.

    The following tables provide the amounts recognized in the balance sheet and information for plans with benefit obligations in excess of plan assets as of December 31, 2000, 1999 and 1998 (in thousands of $):

	2000	1999	1998
Pension Plans:
Amounts recognized in the balance sheet consisted of:
Prepaid benefits cost	$18,880	$6,466	$—
Accrued benefit liability	(28,279)	(27,569)	(41,977)
Intangible asset	—	—	36

Net amount recognized at year-end	$(9,399)	$(21,103)	$(41,941)

Additional year-end information for plans with accumulated benefit obligations in excess of plan assets (1):
Projected benefit obligation	$4,088	$4,845	$148,005
Accumulated benefit obligation	3,501	4,327	131,430
Fair value of plan assets	—	—	107,988

(1)
1998 includes non-union plan and SERPs. 2000 and 1999 include SERPs only.

	2000	1999	1998
Other Benefits:
Amounts recognized in the balance sheet consisted of:
Accrued benefit liability	$(21,858)	$(17,328)	$(17,588)

Additional year-end information for plans with benefit obligations in excess of plan assets:
Projected benefit obligation	$56,981	$44,997	$44,964
Fair value of plan assets	7,166	10,526	6,062

    The following table provides the components of net periodic benefit cost for the plans for 2000, 1999 and 1998 (in thousands of $):

	2000	1999	1998
Pension Plans:
Components of net periodic benefit cost
Service cost	$3,408	$5,005	$6,333
Interest cost	22,698	21,014	19,873
Expected return on plan assets	(33,025)	(28,946)	(23,701)
Amortization of prior service cost	4,646	3,462	3,882
Amortization of transition (asset) or obligation	(1,112)	(1,112)	(1,112)
Recognized actuarial (gain) or loss	(6,856)	(2,621)	(2,248)

Net periodic benefit cost	$(10,241)	$(3,198)	$3,027

Special charges
Curtailment gain	$—	$—	$(2,168)
Prior service cost recognized	—	—	1,914
Special termination benefits	—	—	18,295

Total charges	$—	$—	$18,041

Other Benefits:
Components of net periodic benefit cost
Service cost	$822	$1,205	$761
Interest cost	4,225	3,270	2,946
Expected return on plan assets	(683)	(401)	(296)
Amortization of prior service cost	1,158	473	367
Amortization of transition (asset) or obligation	1,114	1,114	1,315
Recognized actuarial gain	(485)	(183)	—

Net periodic benefit cost	$6,151	$5,478	$5,093

Special charges
Curtailment loss	$—	$—	$1,005
Prior service cost recognized	—	—	124
Special termination benefits	—	—	2,855

Total charges	$—	$—	$3,984

    On May 4, 1998, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. During 1998, LG&E invested approximately $18 million in special termination benefits as a result of its early retirement program offered to eligible employees post-merger.

    The assumptions used in the measurement of LG&E's pension benefit obligation are shown in the following table:

	2000	1999	1998
Weighted-average assumptions as of December 31:
Discount rate	7.75%	8.00%	7.00%
Expected long-term rate of return on plan assets	9.50%	9.50%	8.50%
Rate of compensation increase	4.75%	5.00%	3.50	%-4.00%

    For measurement purposes, a 7.00% annual increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.00% for 2005 and remain at that level thereafter.

    Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):

	1% Decrease	1% Increase
Effect on total of service and interest cost components for 2000	$(246)	$279
Effect on year-end 2000 postretirement benefit obligations	(1,781)	2,009

    Thrift Savings Plans.  LG&E has a thrift savings plan under section 401(k) of the Internal Revenue Code. Under the plan, eligible employees may defer and contribute to the plan a portion of current compensation in order to provide future retirement benefits. LG&E makes contributions to the plan by matching a portion of the employee contributions. The costs were approximately $2.7 million, $2.7 million, and $2.4 million for 2000, 1999, and 1998, respectively.

Note 8—Income Taxes

    Components of income tax expense are shown in the table below (in thousands of $):

		2000	1999	1998
Included in operating expenses:
Current	—federal	$32,612	$53,981	$45,716
	—state	5,018	13,680	11,895
Deferred	—federal—net	24,272	(4,818)	2,276
	—state—net	6,797	(780)	678
Deferred investment tax credit		—	—	55
Amortization of investment tax credit		(4,274)	(4,289)	(4,313)

Total		64,425	57,774	56,307

Included in other income—net:
Current	—federal	(2,187)	217	660
	—federal—merger costs	—	—	(6,758)
	—state	(568)	(30)	6
	—state—merger costs	—	—	(1,737)
Deferred	—federal—net	(39)	254	(165)
	—state—net	(10)	65	(42)

Total		(2,804)	506	(8,036)

Total income tax expense		$61,621	$58,280	$48,271

    Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):

	2000	1999
Deferred tax liabilities:
Depreciation and other plant-related items	$329,836	$321,889
Other liabilities	22,621	5,324

	352,457	327,213

Deferred tax assets:
Investment tax credit	25,444	27,145
Income taxes due to customers	22,086	22,588
Pension overfunding	5,595	2,193
Accrued liabilities not currently deductible and other	10,100	19,377

	63,225	71,303

Net deferred income tax liability	$289,232	$255,910

    A reconciliation of differences between the statutory U.S. federal income tax rate and LG&E's effective income tax rate follows:

	2000	1999	1998
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.3	5.1	5.5
Amortization of investment tax credit	(2.6)	(2.8)	(3.4)
Nondeductible merger expenses	—	—	2.4
Other differences—net	(.9)	(1.9)	(1.3)

Effective income tax rate	35.8%	35.4%	38.2%

Note 9—Other Income—net

    Other income—net, consisted of the following at December 31 (in thousands of $):

	2000	1999	1998
Interest and dividend income	$3,103	$4,086	$4,245
Gains on fixed asset disposals	1,014	2,394	530
Income taxes and other	804	(2,339)	(2,279)
Income tax benefit on merger costs	—	—	8,495

Other income—net	$4,921	$4,141	$10,991

Note 10—First Mortgage Bonds and Pollution Control Bonds

    Long-term debt and the current portion of long-term debt, summarized below (in thousands of $), consists primarily of first mortgage bonds and pollution control bonds. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 2000.

	Stated Interest Rates	Weighted Average Interest Rate	Maturities	Principal Amounts
Noncurrent portion	Variable - 6.55%	5.49%	2003 - 2030	$360,600
Current portion (pollution control bonds)	Variable	4.74%	2013 - 2027	246,200

    Under the provisions for LG&E's variable-rate pollution control bonds, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt. The average annualized interest rate for these bonds during 2000 was 4.74%.

    LG&E's First Mortgage Bonds, 6% Series of $42.6 million is scheduled to mature in 2003. There are no scheduled maturities of Pollution Control Bonds for the five years subsequent to December 31, 2000.

    In January 2000, LG&E exercised its call option on its $20 million 7.50% First Mortgage Bonds due July 1, 2002. The bonds were redeemed utilizing proceeds from issuance of commercial paper.

    In May 2000, LG&E issued $25 million variable rate pollution control bonds due May 1, 2027 and exercised its call option on $25 million, 7.45%, pollution control bonds due June 15, 2015. In August 2000, LG&E issued $83 million in variable rate pollution control bonds due August 1, 2030 and exercised its call option on its $83 million, 7 5/8%, pollution control bonds due November 1, 2020.

    Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash.

    Substantially all of LG&E's utility plants are pledged as security for its first mortgage bonds. LG&E's indenture, as supplemented, provides that portions of retained earnings will not be available for the payment of dividends on common stock, under certain specified conditions. No portion of retained earnings is presently restricted by this provision.

Note 11—Notes Payable

    LG&E had no outstanding commercial paper at December 31, 2000. LG&E had outstanding commercial paper totaling $120.1 million at an average rate of 6.02% at December 31, 1999.

    At December 31, 2000, LG&E had $114.6 million in notes payable to LG&E Energy Corp. The note payable is due on demand and has an average percentage rate at December 31, 2000 of 6.84%. The rate is based on the available borrowing rate as of the last day of the prior month.

    At December 31, 2000, LG&E had unused lines of credit of $200 million, for which it pays commitment fees. The credit facility provides support of commercial paper borrowings. The credit lines are scheduled to expire in 2001. Management expects to renegotiate these lines when they expire.

Note 12—Commitments and Contingencies

    Construction Program.  LG&E had commitments in connection with its construction program aggregating approximately $12.6 million at December 31, 2000. Construction expenditures for the years 2001 and 2002 are estimated to total approximately $413 million. Included in 2001 is $57 million for the purchase of 53% of two CTs currently under construction. One of the CTs is being built at LG&E's Paddy Run location and the other at KU's E.W. Brown location. KU will own 47% of the two CTs. LG&E has received approval from the Kentucky Commission for the purchase of the CTs.

    Operating Lease.  LG&E leases office space and accounts for all of its office space leases as operating leases. Total lease expense for 2000, 1999, and 1998, less amounts contributed by the parent company, was $.9 million, $1.5 million, and $1.6 million, respectively. The future minimum annual lease payments under lease agreements for years subsequent to December 31, 2000, are as follows (in thousands of $):

2001	$3,654
2002	3,594
2003	3,507
2004	3,507
2005	1,754

Total	$16,016

    In December 1999, LG&E and KU entered into an 18-year cross-border lease of its two jointly owned combustion turbines recently installed at KU's Brown facility. LG&E's obligation was defeased upon consummation of the cross-border lease. The transaction produced a pre-tax gain of approximately $1.2 million which was recorded in other income on the income statement in 2000, pursuant to a Kentucky Commission order.

    Environmental.  The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. LG&E met the NOx emission requirements of the Act through installation of low-NOx burner systems. LG&E's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. LG&E will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

    In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its State Implementation Plan or "SIP" to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units. Both rules were appealed to the U.S. Court of Appeals for the D.C. Circuit. The D.C. Circuit subsequently upheld most provisions of the NOx SIP Call rule, but extended the compliance date to May 2004. As the court has yet to issue a final ruling on the Section 126 rule, all LG&E generating units remain subject to the May 2003 compliance date under that rule. LG&E continues to monitor the status of various appeals pending in the D.C. Circuit and U.S. Supreme Court.

    LG&E is currently implementing a plan for adding significant additional NOx controls to its generating units. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. LG&E estimates that it will incur total capital costs of approximately $160 million to reduce its NOx emissions to the 0.15 lb./Mmbtu level on a company-wide basis. In addition, LG&E will incur additional operating and maintenance costs in operating new NOx controls. LG&E believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. LG&E anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believes that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of recovery.

    LG&E is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program.

    LG&E owns or formerly owned three properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to the sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $400,000. Accordingly, an accrual of $400,000 has been recorded in the accompanying financial statements.

Note 13—Jointly Owned Electric Utility Plant

    LG&E owns a 75% undivided interest in Trimble County Unit 1 which the Kentucky Commission has allowed to be reflected in customer rates.

    Of the remaining 25% of the Unit, IMEA owns a 12.12% undivided interest, and IMPA owns a 12.88% undivided interest. Each company is responsible for its proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

    The following data represent shares of the jointly owned property:

	Trimble County
	LG&E	IMPA	IMEA	Total
Ownership interest	75%	12.88%	12.12%	100%
Mw capacity	371.25	63.75	60.00	495.00
(in thousands of $):
Cost	$555,829
Accumulated depreciation	157,252

Net book value	$398,577

Construction work in progress (included above)	$12,704

    In July 1999, following approval from the Kentucky Commission, LG&E purchased for $45.7 million a 38% interest in two 164.5 Mw natural gas turbines installed at KU's E.W. Brown facility (Units 6 and 7) from Capital Corp.

    See also Note 12, Construction Program, for LG&E's purchase of two jointly owned CTs in 2001.

Note 14—Segments of Business and Related Information

    Effective December 31, 1998, LG&E adopted SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. LG&E is a regulated public utility engaged in the generation,

transmission, distribution, and sale of electricity and the storage, distribution, and sale of natural gas. Financial data for business segments, follow (in thousands of $):

	Electric		Gas	Total
2000
Operating revenues	$710,958	(a)	$272,489	$983,447
Depreciation and amortization	84,761		13,530	98,291
Interest income	2,551		552	3,103
Interest expense	35,604		7,614	43,218
Operating income taxes	57,869		6,556	64,425
Net income	100,395		10,178	110,573
Total assets	1,760,305		465,779	2,226,084
Construction expenditures	109,798		34,418	144,216
1999
Operating revenues	$790,670	(b)	$177,579	$968,249
Depreciation and amortization	83,619		13,602	97,221
Interest income	3,435		651	4,086
Interest expense	31,558		6,404	37,962
Operating income taxes	56,883		891	57,774
Net income	104,853		1,417	106,270
Total assets	1,775,498		395,954	2,171,452
Construction expenditures	160,844		33,800	194,644
1998
Operating revenues	$658,511	(c)	$191,545	$850,056
Depreciation and amortization	79,866		13,312	93,178
Interest income	3,566		679	4,245
Interest expense	30,389		5,933	36,322
Merger costs	32,072		—	32,072
Operating income taxes	56,401		(94)	56,307
Net income	75,368		2,752	78,120
Total assets	1,727,463		377,174	2,104,637
Construction expenditures	105,836		32,509	138,345

(a)
Net of provision for rate refunds of $2.5 million.
(b)
Net of provision for rate refunds of $1.7 million.
(c)
Net of provision for rate refunds of $4.5 million.

Note 15—Selected Quarterly Data (Unaudited)

    Selected financial data for the four quarters of 2000 and 1999 are shown below. Because of seasonal fluctuations in temperature and other factors, results for quarters may fluctuate throughout the year.

	Quarters Ended
	March	June	September	December
	(Thousands of $)
2000
Operating revenues	$249,642	$209,731	$229,640	$294,434
Net operating income	26,592	37,285	48,161	36,832
Net income	17,421	28,009	38,117	27,026
Net income available for common stock	16,256	26,692	36,756	25,659
1999
Operating revenues	$226,620	$214,097	$296,395	$231,137
Net operating income	27,016	30,596	51,036	31,443
Net income	18,916	22,040	41,704	23,610
Net income available for common stock	17,826	20,954	40,614	22,375

Note 16—Subsequent Events

    On January 9, 2001, LG&E Energy announced a voluntary workforce separation program for non-union employees. On January 18, 2001, the union members at LG&E voted to approve a similar voluntary separation package. LG&E targeted areas where reductions were necessary and employees in these targeted areas had a one-time opportunity to accept the separation package. Employees began leaving LG&E at the end of February 2001 and will continue through the end of the year. LG&E estimates that the separation program will result in a workforce reduction of approximately 700 employees.

    On February 1, 2001, Roger Hale, Chairman of the Board and Chief Executive Officer announced his retirement from LG&E Energy, LG&E, and KU effective April 30, 2001. Victor A. Staffieri will replace Roger Hale as Chairman and Chief Executive Officer of LG&E Energy, LG&E, and KU.

    On February 6, 2001, LG&E sold accounts receivables to a wholly-owned special purpose subsidiary. Simultaneously, the subsidiary entered into three-year accounts receivables securitization facilities with two financial institutions whereby an undivided interest in certain receivables are sold, on a revolving basis, for up to $75 million, at a cost of funds linked to commercial paper rates. Under the program LG&E pays fees for administrative and credit support services.

Louisville Gas and Electric Company
REPORT OF MANAGEMENT

    The management of Louisville Gas and Electric Company is responsible for the preparation and integrity of the financial statements and related information included in this Annual Report. These statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and, necessarily, include amounts that reflect the best estimates and judgment of management.

    LG&E's financial statements have been audited by Arthur Andersen LLP, independent public accountants. Management has made available to Arthur Andersen LLP all LG&E's financial records and related data as well as the minutes of shareholders' and directors' meetings. Management has established and maintains a system of internal controls that provides reasonable assurance that transactions are completed in accordance with management's authorization, that assets are safeguarded and that financial statements are prepared in conformity with generally accepted accounting principles. Management believes that an adequate system of internal controls is maintained through the selection and training of personnel, appropriate division of responsibility, establishment and communication of policies and procedures and by regular reviews of internal accounting controls by LG&E's internal auditors. Management reviews and modifies its system of internal controls in light of changes in conditions and operations, as well as in response to recommendations from the internal auditors. These recommendations for the year ended December 31, 2000, did not identify any material weaknesses in the design and operation of LG&E's internal control structure.

    The Audit Committee of the Board of Directors is composed entirely of outside directors. In carrying out its oversight role for the financial reporting and internal controls of LG&E, the Audit Committee meets regularly with LG&E's independent public accountants, internal auditors and management. The Audit Committee reviews the results of the independent accountants' audit of the financial statements and their audit procedures, and discusses the adequacy of internal accounting controls. The Audit Committee also approves the annual internal auditing program and reviews the activities and results of the internal auditing function. Both the independent public accountants and the internal auditors have access to the Audit Committee at any time.

    Louisville Gas and Electric Company maintains and internally communicates a written code of business conduct that addresses, among other items, potential conflicts of interest, compliance with laws, including those relating to financial disclosure and the confidentiality of proprietary information.

Louisville Gas and Electric Company
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Louisville Gas and Electric Company:

    We have audited the accompanying balance sheets and statements of capitalization of Louisville Gas and Electric Company (a Kentucky corporation and a wholly-owned subsidiary of LG&E Energy Corp.) as of December 31, 2000 and 1999, and the related statements of income, retained earnings, cash flows and comprehensive income for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of LG&E's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisville Gas and Electric Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

    Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a)2 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Louisville, Kentucky	Arthur Andersen LLP
January 26, 2001 (Except with respect to the matters discussed in Note 16, as to which the date is February 6, 2001.)

Louisville Gas and Electric Company

Proxy for Annual Meeting of Shareholders
December 19, 2001

Victor A. Staffieri, John R. McCall and S. Bradford Rives hereby appointed as proxies, with full power of substitution to vote the shares of the shareholder(s) named on the reverse side hereof at the Annual Meeting of Shareholders of Louisville Gas and Electric Company to be held on December 19, 2001 and at any adjournment thereof, as directed on the reverse side hereof, and in their discretion to act upon any other matters that may properly come before the meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED AS YOU SPECIFY. IF NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR ALL OF THE PROPOSALS. A VOTE FOR PROPOSAL 1 INCLUDES DISCRETIONARY AUTHORITY TO CUMULATE VOTES SELECTIVELY AMONG THE NOMINEES AS TO WHOM AUTHORITY TO VOTE HAS NOT BEEN WITHHELD.

Please mark, sign and date this proxy on the reverse side and return the completed proxy promptly in the enclosed envelope.

Admission Ticket

Louisville Gas and Electric Company
Annual Meeting of Shareholders

Wednesday, December 19, 2001
2:00 p.m., Louisville time
Third Floor Assembly Room
LG&E Building
220 West Main Street
Louisville, Kentucky

If you plan to attend the meeting, please check the box on the proxy card indicating that you plan to attend. Please bring this Admission Ticket to the meeting with you.

Each proposal is fully explained in the enclosed Notice of Annual Meeting of Shareholders and Proxy Statement. To vote your proxy, please MARK by placing an "X" in the appropriate box. SIGN and DATE this proxy. Then please DETACH and RETURN the completed proxy promptly in the enclosed envelope.

Complimentary parking will be available at the LG&E Building Garage off Market Street and The Actors Theatre Garage off Main Street. Please visit the registration table at the annual meeting for a parking voucher, which you should submit with your parking ticket to the attendant upon leaving.

64
RIVER ROAD
RIVER ROAD
65
N
4TH STREET
3RD STREET
2ND STREET
MAIN STREET
MAIN STREET
ONE WAY
1
LG&E
BUILDING
2
MARKET STREET
MARKET STREET

1 Actors' Theatre Parking Structure *(enter from Main Street)*

2 One Corporate Plaza Parking Structure *(enter from Market Street)*

+	LOUISVILLE GAS AND ELECTRIC COMPANY DECEMBER 19, 2001 2:00 P.M.		/ /

	/ /	Mark this box with X if you have made changes to your name or address details below.

Proxy Card

Please mark votes in boxes in the following manner using dark ink only.			X

The Board of Directors Unanimously Recommends a Vote "FOR" the selected nominees				The Board of Directors Unanimously Recommends a Vote "FOR" the following proposals

1.	Election of Directors	For	Withhold			For	Against	Abstain
				2.	Approval of PricewaterhouseCoopers LLP as Independent Auditors	/ /	/ /	/ /
Terms expiring in 2002:
01.	Sydney Gillibrand CBE	/ /	/ /
02.	Nicholas P. Baldwin	/ /	/ /
03.	Victor A. Staffieri	/ /	/ /	I plan to attend the Annual Meeting		/ /
Terms expiring in 2003:
04.	Edmund A. Wallis	/ /	/ /	I will bring the indicated number of guests to the annual meeting.		/ /
05.	Dr. David K-P Li	/ /	/ /
Terms expiring in 2004:
06.	Sir Frederick Crawford	/ /	/ /
07.	David J. Jackson	/ /	/ /

Signature(s) should correspond to the name(s) appearing in this proxy. If executor, trustee, guardian, etc. please indicate.

Signature	Signature	Date

+	+

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ELECTION OF DIRECTORS
APPROVAL OF INDEPENDENT AUDITORS FOR 2001
REPORT OF THE REMUNERATION COMMITTEE
2000 Summary Compensation Table
APPENDIX A
LOUISVILLE GAS AND ELECTRIC COMPANY 2000 FINANCIAL REPORT TABLE OF CONTENTS
INDEX OF ABBREVIATIONS
Louisville Gas and Electric Company Selected Financial Data.
Louisville Gas and Electric Company Management's Discussion and Analysis of Results of Operations and Financial Condition.
Louisville Gas and Electric Company Statements of Income (Thousands of $)
Statements of Retained Earnings (Thousands of $)
Louisville Gas and Electric Company Statements of Comprehensive Income (Thousands of $)
Louisville Gas and Electric Company Balance Sheets (Thousands of $)
Louisville Gas and Electric Company Statements of Cash Flows (Thousands of $)
Louisville Gas and Electric Company Statements of Capitalization (Thousands of $)
Louisville Gas and Electric Company Notes to Financial Statements
Louisville Gas and Electric Company REPORT OF MANAGEMENT
Louisville Gas and Electric Company REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS